As filed with the Securities and Exchange Commission on August 27, 2024.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RICHTECH ROBOTICS INC.
(Exact name of registrant as specified in its charter)

Nevada	3569	88-2870106
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4175 Cameron St, Ste 1
Las Vegas, NV 89103
(866) 236-3835
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Zhenwu (Wayne) Huang
c/o Richtech Robotics Inc.

4175 Cameron St, Ste 1
Las Vegas, NV 89103
(866) 236-3835
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard I. Anslow, Esq. Lijia Sanchez, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 Tel: (212) 370-1300 Fax: (212) 370-7889	Rick A. Werner, Esq. Alok A. Choksi, Esq. Haynes and Boone, LLP 30 Rockefeller Plaza 26th Floor New York, New York 10112 Tel: (212) 659-7300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant files a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED AUGUST 27, 2024

Up to 14,492,753 Shares of Class B Common Stock

Pre-Funded Warrants to Purchase up to 14,492,753 Shares of Class B Common Stock

Warrants to Purchase up to 14,492,753 Shares of Class B Common Stock

Placement Agent Warrants to Purchase up to 1,014,493 Shares of Class B Common Stock

Up to 29,999,999 Shares of Class B Common Stock Issuable Upon Exercise of the Pre-Funded Warrants, Warrants and Placement Agent Warrants

RICHTECH ROBOTICS INC.

This is a reasonable best efforts public offering of up to 14,492,753 shares of Class B common stock, par value $0.0001 per share (the “Class B common stock”), of Richtech Robotics Inc., a Nevada corporation (the “Company”), and warrants (“Warrants”) to purchase up to an aggregate of 14,492,753 shares of Class B common stock (and the shares of Class B common stock that are issuable from time to time upon exercise of the Warrants) at an assumed combined offering price of $1.38 per share and accompanying Warrant, which was the last reported sale price of our Class B common stock on the Nasdaq Capital Market on August 23, 2024. We are also offering to each purchaser whose purchase of shares of Class B common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding Class B common stock immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, pre-funded warrants (“Pre-Funded Warrants”), in lieu of shares of Class B common stock that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding Class B common stock (or at the election of the purchaser, 9.99%). Each Pre-Funded Warrant will be exercisable for one share of our Class B common stock. The purchase price of each Pre-Funded Warrant will equal the price per share at which the shares of Class B common stock are being sold to the public in this offering, minus $0.00001, and the exercise price of each Pre-Funded Warrant will be $0.00001 per share. This offering also relates to the shares of Class B common stock issuable upon exercise of any Pre-Funded Warrant and the Warrants sold in this offering. Each share of Class B common stock and each Pre-Funded Warrant is being sold together with a Warrant to purchase one share of our Class B common stock, at an exercise price of $[_] per share. For each Pre-Funded Warrant we sell, the number of shares of Class B common stock we are offering will be decreased on a one-for-one basis. The Warrants will be exercisable immediately and will expire five years from the date of issuance. The shares of Class B common stock and Pre-Funded Warrant, and the accompanying Warrants, can only be purchased together in this offering but will be issued separately and will be immediately separable upon issuance.

There is no established public trading market for the Warrants or the Pre-Funded Warrants, and we do not expect a market to develop. We do not intend to apply for listing of the Warrants or the Pre-Funded Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Warrants and the Pre-Funded Warrants will be limited.

We have engaged Rodman & Renshaw LLC (the “Placement Agent”) to act as our exclusive placement agent in connection with this offering. The Placement Agent has agreed to use its reasonable best efforts to arrange for the sale of the securities offered by this prospectus. The Placement Agent is not purchasing or selling any of the securities we are offering and the Placement Agent is not required to arrange the purchase or sale of any specific number or dollar amount of securities. We have agreed to pay to the Placement Agent the Placement Agent fees set forth in the table below, which assumes that we sell all of the securities offered by this prospectus. There is no arrangement for funds to be received in escrow, trust or similar arrangement. There is no minimum number of shares of securities or minimum aggregate amount of proceeds that is a condition for this offering to close. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund if we do not sell all of the securities offered hereby. Because there is no escrow account and no minimum number of securities or amount of proceeds, investors could be in a position where they have invested in us, but we have not raised sufficient proceeds in this offering to adequately fund the intended uses of the proceeds as described in this prospectus. We will bear all costs associated with the offering. See “Plan of Distribution” on page 33 of this prospectus for more information regarding these arrangements.

This offering will terminate on , 2024, unless we decide to terminate the offering (which we may do at any time in our discretion) prior to that date. We will have a single closing for all securities purchased in this offering and the combined public offering price per share of Class B common stock (or Pre-Funded Warrant in lieu thereof) and accompanying Warrant will be fixed for the duration of this offering. We will deliver the securities to be issued in connection with this offering delivery versus payment or receipt versus payment, as the case may be, upon receipt of investor funds received by us.

Our Class B common stock is listed on the Nasdaq Capital Market under the symbol “RR.” On August 23, 2024, the last reported sale price of our Class B common stock on the Nasdaq Capital Market was $1.38 per share. The actual combined public offering price per share of Class B common stock or Pre-Funded Warrant and accompanying Warrant will be determined between us and investors based on market conditions at the time of pricing, and may be at a discount to the current market price of our Class B common stock. Therefore, the assumed combined public offering price used throughout this prospectus may not be indicative of the final combined public offering price.

You should read this prospectus, together with additional information described under the headings “Incorporation of Certain Information By Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and a “smaller reporting company”, and as such, we have elected to take advantage of certain reduced public company reporting requirements for this prospectus and future filings. Investing in our Class B common stock involves a high degree of risk. See “Risk Factors” beginning on page 12 of this prospectus for a discussion of information that should be considered in connection with an investment in our Class B common stock. See “Prospectus Summary — Implications of Being an Emerging Growth Company” and “Prospectus Summary – Implications of Being a Smaller Reporting Company.”

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 12 of this prospectus and in the documents incorporated by reference into this prospectus for a discussion of risks that should be considered in connection with an investment in our securities.

	Per Share and Accompanying Warrant	Per Pre-Funded Warrant and Accompanying Warrant	Total
Combined public offering price	$	$	$
Placement agent fees(1)	$	$	$
Proceeds to us, before expenses(2)	$	$	$

(1)	We have agreed to pay the Placement Agent a cash placement commission equal to 7.0% of the gross proceeds raised in this offering. We have also agreed to reimburse the Placement Agent for its non-accountable expenses in the amount of $35,000 and for its legal fees and expenses and other out-of-pocket expenses in an amount of $100,000, and for its clearing expenses in the amount of $15,950. In addition, we have agreed to issue to the Placement Agent, or its designees, warrants (the “Placement Agent Warrants”) as compensation in connection with this offering to purchase a number of shares of our Class B common stock equal to 7.0% of the aggregate number of shares of Class B common stock and Pre-Funded Warrants being offered at an exercise price equal to 125% of the combined public offering price per share of Class B common stock and accompanying Warrant. See “Plan of Distribution” for additional information about the compensation payable to the Placement Agent.

(2)	Because there is no minimum number of securities or amount of proceeds required as a condition to closing in this offering, the actual public offering amount, Placement Agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above. We estimate the total expenses of this offering payable by us, excluding the Placement Agent fees, will be approximately $385,925. The amount of proceeds to us presented in this table does not give effect to any exercise of the Warrants offered hereby.

The delivery of the securities to purchasers is expected to be made on or about [   ], 2024, subject to the satisfaction of customary closing conditions.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Rodman & Renshaw LLC

The date of this prospectus is       , 2024.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information.” This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described below. You should carefully read this prospectus as well as additional information described under “Incorporation of Certain Information by Reference,” before deciding to invest in our securities.

We have not, and the Placement Agent has not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

The information incorporated by reference or provided in this prospectus contains statistical data and estimates, including those relating to market size and competitive position of the markets in which we participate, that we obtained from our own internal estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable. While we believe our internal company research is reliable and the definitions of our market and industry are appropriate, neither this research nor these definitions have been verified by any independent source.

For investors outside the United States: We have not, and the Placement Agent has not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.

This prospectus and the information incorporated by reference into this prospectus contain references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus and the information incorporated by reference into this prospectus, including logos, artwork, and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other company.

In this prospectus, unless the context otherwise requires, the terms “we,” “us,” “our,” “Richtech” and the “Company” refer to Richtech Robotics Inc.

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, and any documents we incorporate by reference, contain “forward-looking statements” (within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act) that involve risks and uncertainties. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in our “Prospectus Summary” and “Use of Proceeds” sections in this prospectus and “Risk Factors,” “Management Discussion and Analysis of Financial Condition and Result of Operations,” and “Business” sections in Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended September 30, 2023 (the “2023 Annual Report”), which is incorporated by reference herein. In some cases, you can identify these forward-looking statements by terms such as “anticipate,” “believe,” “continue,” “could,” “depends,” “estimate,” “expects,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms or other similar expressions, although not all forward-looking statements contain those words.

Our operations and business prospects are always subject to risks and uncertainties including, among others:

●	Our ability to secure raw materials and components to manufacture sufficient quantities of robots to match demand;

●	Our ability to secure enterprise clients and deals in the face of growing competition;

●	Assumptions around the speed of robotic adoption in service environments;

●	Assumptions relating to the size of the market for our products and services;

●	Unanticipated regulations of robots and automation that add barriers to adoption and have a negative effect on our business;

●	Our ability to obtain and maintain intellectual property protection for our products; and

●	Our estimates of expenses, future revenue, capital requirements and our needs for, or ability to obtain, additional financing.

The forward-looking statements in this prospectus represent our views as of the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention to do so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

iii

PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. You should read this entire prospectus, including the information incorporated by reference herein, carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included in our 2023 Annual Report, before making an investment decision. This prospectus and the information incorporated herein by reference include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus and the information incorporated herein by reference are the property of their respective owners.

Overview

We are a developer of advanced robotic technologies focused on transforming labor-intensive services in hospitality and other sectors currently experiencing unprecedented labor shortages. With a global R&D team based out of China and the United States, we design, manufacture and sell robots to restaurants, hotels, hospitals, senior living centers, casinos, factories, movie theaters and other businesses. Our robots perform a variety of services including restaurant running and bussing, hotel room service and linen delivery, hospital specialized deliveries, floor scrubbing and vacuuming, and beverage and food preparation. We design our robots to be friendly, customizable to client environments, and extremely reliable. For example, our food service delivery robots typically make over 1,000 deliveries every month in busy environments, while robots working in hospitals make more than 8,000 multi-floor deliveries per month. Our current customer base includes major hotel brands, national chain restaurants, prestigious hospitals, leading senior care facilities, and top casino management companies.

Our mission is to integrate robotics and automation into our everyday lives. We envision ourselves becoming a leading robotics “Super-operator,” where thousands of our robots are deployed out in the field and managed by Richtech’s AI Cloud Platform (“ACP”). As a Super-operator, our robotic fleet will be performing a wide variety of tasks within a business, from completing deliveries and scrubbing floors to cooking noodles and preparing drinks. Our ACP platform will allow businesses to plug in their robots and immediately leverage an immense amount of data to optimize workflows, lower management complexity, and minimize labor dependency.

On November 21, 2023, the Company consummated its initial public offering of 2,100,000 shares of Class B common stock at a price of $5.00 per share, generating gross proceeds of $10.5 million. On December 22, 2023, the underwriters purchased an additional 42,563 shares of Class B common stock at a price of $5.00 per share, generating gross proceeds of $212,815. On November 17, 2023, the shares of Class B common stock began trading on the Nasdaq Capital Market (“Nasdaq”) under the trading symbol “RR.”

In connection with the initial public offering, the Company issued to the representative of the underwriters and its designee (the “Representative”) warrants (the “Representative’s Warrants”) to purchase 105,000 shares of Class B common stock. In connection with the partial exercise of the underwriters’ over-allotment option, the Company issued to the Representative and its designee additional Representative’s Warrants to purchase 2,128 shares of Class B common stock. The Representative’s Warrants are exercisable at a per share exercise price equal to $6.00 at any time and from time to time, in whole or in part, during the period commencing on May 21, 2024, and terminating on November 21, 2028. Neither the Representative’s Warrants nor any of the shares issued upon exercise of the Representative’s Warrants may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities by any person, for a period of six (6) months immediately following the commencement of sales of the initial public offering. The Representative’s Warrants also provides for one demand registration right of the shares underlying the Representative’s Warrants at the Company’s expense; one additional demand registration at the warrant holders’ expense; and unlimited “piggyback” registration rights. The registration rights will only be exercisable within a period of five years after November 16, 2023. The Representative’s Warrants also contain customary anti-dilution provisions.

In connection with the initial public offering, the Company filed its Second Amended and Restated Articles of Incorporation with the Nevada Secretary of State on November 17, 2023.

Recent Developments

Standby Equity Purchase Agreement

On February 15, 2024, the Company entered into a Standby Equity Purchase Agreement (the “Purchase Agreement”) with YA II PN, Ltd. (the “Investor”), pursuant to which the Investor agreed to purchase up to $50 million of the Company’s shares of Class B common stock over the course of 24 months after the date of the Purchase Agreement. The price of shares to be issued under the Purchase Agreement will be 96% of the lowest volume weighted average price (the “VWAP”) of the Class B common stock for the three trading days immediately following the delivery of each Advance notice (as defined below) by the Company (the “Pricing Period”). Each issuance and sale by the Company to the Investor under the Purchase Agreement (an “Advance”) is subject to a maximum amount equal to 100% of the daily trading volume of the Class B common stock, as reported by Bloomberg L.P., during the five trading days immediately preceding an Advance notice.

With respect to each Advance, the Company has the option to notify the Investor of a minimum acceptable price (“MAP”) by specifying the amount within an Advance notice. During any trading day within a Pricing Period, two conditions will trigger an automatic reduction to the amount of the Advance by one-third: either (i) the VWAP of the Class B common stock is below the MAP specified in the Advance notice, or (ii) there is no VWAP available (each such day, an “Excluded Day”). On each Excluded Day, an automatic one-third reduction is applied to the specified Advance amount in the Advance notice and that day will be excluded from the Pricing Period.

Each Advance is subject to certain limitations, including that the Investor cannot purchase any shares that would result in it beneficially owning more than 4.99% of the Company’s outstanding voting power or number of shares of Class B common stock at the time of an Advance or acquiring in the aggregate under the Purchase Agreement more than 19.99% of the Company’s outstanding shares of Class B common stock as of the date of the Purchase Agreement (the “Exchange Cap”). The Exchange Cap will not apply under certain circumstances, including, where the Company has obtained stockholder approval to issue in excess of the Exchange Cap in accordance with the rules of Nasdaq or such issuances do not require stockholder approval under Nasdaq’s “minimum price rule.”

The Purchase Agreement will terminate automatically on the earlier of February 16, 2026 or when the Investor has purchased an aggregate of $50 million of Class B common stock. The Company has the right to terminate the Purchase Agreement upon five trading days’ prior written notice to the Investor, subject to certain conditions.

In connection with and subject to the satisfaction of certain conditions set forth in the Purchase Agreement, the Investor will pre-advance to the Company up to $3,000,000 of the $50,000,000 commitment amount (a “Pre-Advance”), with each Pre-Advance to be evidenced by a convertible promissory note (each, a “SEPA Note”). The first Pre-Advance, in the principal amount of $1,000,000, was advanced February 15, 2024. The second Pre-Advance, in a principal amount of $1,000,000, was advanced on March 18, 2024. The third Pre-Advance, in the principal amount of $1,000,000, was advanced on April 15, 2024. Each SEPA Note is subject to a 4% discount on the principal amount of such SEPA Note. Repayment of the SEPA Notes commenced on May 15, 2024, with subsequent payments made monthly. As of June 30, 2024, the outstanding balance on the Notes was $2,333,000. The SEPA Notes were fully repaid in July 2024.

Each SEPA Note will accrue interest on the outstanding principal balance at the rate of 8% per annum and has a maturity date of February 15, 2025 (as may be extended at the option of the Investor). Beginning in May 2024, the Company was required to pay, on a monthly basis, one-nineth of the outstanding principal amount of each SEPA Note, together with accrued and unpaid interest, either (i) in cash or (ii) by submitting an Advance notice pursuant to the Purchase Agreement and selling the Investor shares, or any combination of (i) or (ii) as determined by the Company. The initial repayment was due 90 days after the issuance of the first SEPA Note, followed by subsequent payments due every 30 days after the previous payment. Unless otherwise agreed to by the Investor, any funds received by the Company pursuant to the Purchase Agreement for the sale of shares will first be used to satisfy any payments due under an outstanding SEPA Note.

At the election of the Investor, all or a portion of the principal, interest, or other amounts outstanding under each SEPA Note (the “Conversion Amount”) may be converted into shares of Common Stock (the “Conversion Shares”), equal to: (x) the Conversion Amount, divided by (y) the Conversion Price. “Conversion Price” is defined as (i) $6.00 per share of Class B common stock, provided however, on May 28, 2024 (the “Reset Date”), the Conversion Price shall be adjusted (downwards only) to equal the average of the daily VWAPs for the 5 consecutive trading days immediately prior to the Reset Date, if such price is lower than the Conversion Price then in effect. The Conversion Shares are entitled to the registration rights set forth in the Purchase Agreement.

On March 14, 2024, the Company and the Investor entered into a letter agreement (the “Letter Agreement”) to amend the terms of each SEPA Note as follows: (i) the Company may redeem early a portion or all amounts (including principal and accrued and unpaid interest) outstanding under the SEPA Note with at least 10 trading days’ prior written notice by the Company to the Investor. The outstanding principal balance being redeemed by the Company shall be subject to a 10% cash redemption premium. After receipt of the Redemption Notice, the Investor shall have 10 trading days to elect to convert all or any portion of the SEPA Note; and (ii) the Conversion Price shall not be lower than $1.50 per share of Class B common stock.

The Company paid a subsidiary of the Investor a structuring fee in the amount of $25,000 and in April 2024, issued to the Investor 259,350 shares of Class B common stock (the “Commitment Shares”) as a commitment fee. The Company and the Investor made certain representations and warranties to each other that are customary for transactions similar to this one, subject to specified exceptions and qualifications. Each of the Company and the Investor also agreed to indemnify the other.

As of August 12, 2024, we had issued 9,035,561 shares under the Purchase Agreement and the SEPA Notes (including 259,350 Commitment Shares).

The foregoing descriptions of the Purchase Agreement and the SEPA Notes and the transactions contemplated thereby are qualified in their entirety by reference to the full text of the Purchase Agreement and the SEPA Notes, a copy or a form of which are attached hereto as Exhibits 10.13 and 10.14, respectively, each of which is incorporated herein in its entirety by reference.

In connection with the execution of the Purchase Agreement (as defined below), the Company entered into two agreements with Revere Securities, LLC (“Revere”): (i) a financial services agreement, dated as of January 22, 2024 (the “Financial Services Agreement”), pursuant to which the Company agreed to pay Revere $25,000 per month on an accrual basis for six months, with payments commencing upon the execution of the Purchase Agreement, for general financial advisory services provided by Revere, and (ii) a finder’s fee agreement, dated as of January 22, 2024 (the “Finder’s Fee Agreement”), pursuant to which the Company agreed to pay Revere (a) cash compensation equal to 7% of total proceeds from Pre-Advances (as defined below) raised under the Purchase Agreement, plus (b) cash compensation equal to 4% of any Advance (as defined below) under the Purchase Agreement, paid upon 3 business days after the closing of such Advance.

The foregoing descriptions of the Financial Services Agreement and the Finder’s Fee Agreement are qualified in their entirety by reference to the full text of the Financial Services Agreement and the Finder’s Fee Agreement, copies of which are attached hereto as Exhibits 10.15 and 10.16, respectively, each of which is incorporated herein in its entirety by reference.

Corporate History and Structure

The Company was originally founded as Richtech Creative Displays LLC in Nevada in July 2016. The primary business at the time of incorporation was product development work related to machine vision used to process video feed and produce usable outputs. Applications of this work included interactive projection systems, facial recognition applications such as for temperature screening, and eventually environmental image recognition, obstacle avoidance recognition, and virtual positioning analysis necessary for indoor robot navigation. From 2019 to 2020, we designed, developed, and built indoor delivery robots. In response to COVID, we pivoted to providing temperature screening robots that utilized AI algorithms to detect a face and pinpoint the location of the forehead to take an accurate temperature measurement. As fears around COVID subsided and the labor shortage took hold, we pivoted back to providing delivery robots and other service-related robots.

Richtech Creative Displays LLC was converted to Richtech Robotics Inc., a Nevada corporation, in June 2022.

To further support our clients in optimizing the use of ADAM robots and enhancing the efficiency of their operations, we established a wholly-owned subsidiary, Alphamax Management LLC, in June 2024. Alphamax Management LLC provides business management and operational services to help our clients better integrate robots into their workflow.

Our Products and Services

Our products are categorized into three kinds of service automation: indoor transport and delivery, sanitation, and food and beverage automation. Our target market is the hospitality sector, which includes restaurants, hotels, casinos, resorts, senior care, hospitals, and movie theaters. We also plan to leverage our expertise in food automation to bring services directly to the consumer with the ADAM system which is described below.

The majority of our robots can be characterized as Autonomous Mobile Robots (“AMRs”), meaning that our robots can understand and move through its environment independently. AMRs differ from their predecessors, Autonomous Guided Vehicles (“AGVs”), which rely on tracks or predefined paths and often require operator oversight. Our AMRs understand their environment through an array of advanced sensors, with the primary sensor being a LiDAR which stands for Light Detection and Ranging. The LiDAR is able to create a 2D map of the environment by sending out laser pulses and measuring the time it takes to bounce back, similar to sonar but far more accurate. Secondary sensors such as RGBD cameras that detect color and depth of images, ultrasonic proximity sensors, and standard AI machine vision that can recognize objects are used in sync to create an in-depth understanding of the robot’s environment. These sensors, combined with a robust navigation software stack based on AI algorithms, provides our robots the ability to perform dynamic path planning through their environments.

Our ACP service is a business optimization tool that allows customers to benefit from the rich operational data generated by the robots. Each AMR can operate independently in the real world and report data up to the ACP. The ACP can then utilize the data to optimize workflows, enhance guest experiences, and minimize waste. The ACP will store robot utilization metrics for analyses and reporting, providing clients with detailed operational data. Lastly, one of the most important features of the ACP is that it allows multiple types of robots to operate in the same environment, utilizing the same integrations and providing data back to a centralized point.

Indoor Transport and Delivery

In the transport and delivery category we have four main product lines, the Matradee line of server assistant robots geared towards restaurants and restaurant-like environments, the Medbot line designed specifically for hospital deliveries, the Titan line for heavy duty payloads in central distribution facilities and general hospitality environments, and the Skylark line of service robots customized for hotel and room service applications.

Matradee is a robot designed for dining spaces that can be used for bussing, serving, hosting, advertising, and entertaining. For example, Matradee will transport food from the kitchen to the table where a waiter can come by and serve the guests. The waiter could then load the Matradee with dirty plates and send it to the dish washing zone in the kitchen. The robot is designed to operate in narrow and busy environments, navigating around tables and people in order to get to its destination. Matradee was designed to have a large carrying capacity and to be extremely stable so that it can carry wine glasses and delicate food items without spilling. It can also be used to greet guests at the reception area and lead them to their table. With a battery life of eight to fourteen-hours between charges, the Matradee can run for the entire day without taking a break. When multiple robots are deployed in the same space, the robots communicate over short-range radio waves to coordinate and make way for each other.

Medbot is designed specifically for secure and efficient deliveries in hospitals and other healthcare spaces. This line of robots is a rebranding of the Richie/Robbie robotic line, aimed to help customers better associate the robot to specific applications. The robot has 4 secured compartments that can be configured to deliver items to up to 4 different destinations per trip. Through our ACP, the Medbot can travel on elevators and through secure doors providing a fully autonomous delivery solution in extremely dynamic environments. The Medbot has a very robust suite of sensors that allows it to be very nimble and intelligent when navigating around people as well as large obstructions like hospital beds and trash bins. From our deployments in the field, a fleet of 5 Medbots can make between 8,000 – 9,000 deliveries per month, traveling over 600 miles, with over 600 hours of active runtime between them. This alleviates one of the toughest tasks on hospital staff, and provides a very strong ROI for the hospital.

Titan is the newest addition to our delivery robot lineup, adding an option for customers looking for more heavy duty AMR delivery options. The current version of Titan can carry between 330 - 440 lbs, with additional models able to carry over 1000lbs in development. Titan was designed with modularity and ease of implementation in mind, as it can lift any rack as long as the rack meets a certain set of general parameters. This provides Titan with a very large addressable market in and outside the hospitality space. For example, factories and warehouses can utilize Titan for delivery of large objects over large spaces, up and down elevators and through secure doors. Titan broadens the applications where we can apply our AMR technology to improve efficiency and solve labor challenges.

Skylark represents a set of robots that are designed specifically for hotel and applications where room service is an element of the client’s business. This product’s addressable market primarily consists of hotels, senior living, and apartment buildings. The design of Skylark revolves around modularity, and adaptability to the environment it is deployed in. The system consists of a base navigation module and several modular attachments specialized for specific tasks such as delivery or cleaning. Currently, the Skylark has a cleaning attachment for vacuuming and mopping floors, and a enclosed delivery attachment for room service and package delivery. Additional attachments are scheduled for release in the future, including a security and laundry attachment. One important element of Skylark is that all attachments are customized specifically for the hotel environment. This means the design accounts for common issues such as door width, elevator navigation, and specific low-obstacle avoidance problems not common in other AMR application scenarios. The modular Skylark robot provides an all-in-one solution that emphasizes ROI and ease-of-use.

Sanitation

DUST-E is our autonomous commercial cleaning robot product line that features two distinct models, the S and the MX. The original DUST-E line included three distinct models, we consolidated the robot line to simplify the customer journey and decrease decision making time. The S is our smaller robot designed to perform routine vacuum and mopping in spaces less than 10,000 sq. ft., such as indoor hard floor office environments. The MX is for larger spaces up to 500,000 sq ft., tailored to large industrial and commercial spaces such as warehouses, factories, large hotel floors, event spaces, schools and universities, and department stores.

Food and Beverage Automation

ADAM is our food and beverage automation robot. The core concept of ADAM is to develop a fully independent food and beverage business based entirely on robots and automation. The dual six-degree-of-freedom robotic arms are designed to provide the same level of flexibility as a human arm, allowing ADAM to easily emulate human movements. We designed ADAM to be friendly and approachable by giving it a white and round exterior, and designed it to look more like a robot than a human to avoid the “uncanny valley” effect. (The uncanny valley is a concept that suggests that humanoid objects that imperfectly resemble actual human beings provoke uncanny or strangely familiar feelings of uneasiness and revulsion in observers. “Valley” denotes a dip in the human observer’s affinity for the replica, a relation that otherwise increases with the replica’s human likeness.) We have implemented natural language processing to allow customers to directly speak their orders to the ADAM, providing customers with a cutting-edge beverage ordering experience. ADAM is currently serving customers at various venues across the country including inside supermarkets, stadiums, hospitals, and coffee shops across the country.

Our Industry

Our product family was designed to provide labor-intensive businesses with robotic automation solutions. We believe hospitality is the most labor-intensive industry, which is why we have deployed our robots across restaurants, hotels, casinos, hospitals, bars, event spaces, and senior living homes.

The nonindustrial service robotics market includes warehouse picker robots, self-driving floor scrubbers, customer service robots, delivery robots, surgery robots, food harvesting robots for agriculture, underground and underwater inspection robots, security robots, military defense robots, drug research robots and others. The market is currently in the phase where end-users and system integrators are still gaining experience in adoption and implementation of nonindustrial service robots. In North America, the primary driver for adoption is expected to be the ongoing trend to automate menial or non-value-adding-tasks. These tasks include cleaning, transport and delivery, and food preparation.

Our Competitive Strengths

We believe we are one of the current leaders in the service robotics market for the following reasons:

●	First Mover Advantage: The nonindustrial service robotics market has no clearly defined market leader. Our Matradee robot is one of the earliest restaurant service robots to launch in the U.S. market, and we believe we are recognized by customers and competitors as an established brand in the restaurant service robotics space. We believe that there is only one other competitive product that was launched for room service delivery prior to our Richie and Robbie (now rebranded as Medbot) being introduced to the market. Based on our extensive knowledge of the service robotics industry, we believe ADAM to be one of the earliest commercialized humanoid robots in the U.S. that can be utilized to serve both food and beverages in a real-world environment. We have not seen any other dual-arm humanoid robot like ADAM with full AI capabilities that has come to market and been deployed at any scale in the United States.

●	Reliable Technology: Our reliable AI navigation and obstacle recognition algorithms provides our robots with what we believe is best-in-class reliability and performance.

●	Broad Product Offerings and Synergies: Unlike our competitors that only provide one robot or one type of robot, we have a breadth of robotic solutions to deploy depending on a client’s needs. Having a variety of products not only provides clients with a one-stop-shop for their service robotic needs, it also creates the impression that we are a reliable resource to consult as they approach the general adoption and implementation of robotic solutions across different sectors of their business.

●	Distribution: We have an extensive network of distribution channels with over 30 regional and national distributors. These distribution partners span across a broad array of sectors including healthcare, senior living, hotels, and restaurants.

●	Enterprise Partnerships: We have executed Master Services Agreements (“MSAs”) with several large enterprise customers (defined as those companies with annual revenues over $1 billion) that in total represent over 9,000 restaurant and hotels. We have on-going pilot programs with ten enterprises that represent over 40,000 locations. Our enterprise customers represent the largest players in the restaurant, hotel, senior living, and casino industries. We believe our ability to form enterprise level partnerships will be a major differentiating factor between us and competitors over the next two-three years.

●	Business Model: We are at the forefront of the U.S. service robotics market. Our robots utilize cutting edge sensors and algorithms to provide extremely high reliability in uncontrolled environments, at an affordable cost for customers. Additionally, we are co-developing novel innovative solutions through our partnerships with dominant industry partners, in sectors such as healthcare, lodging, senior living, and retail. We are focused on leveraging these novel innovative solutions through a Robot-as-a-Service model that will provide long-term recurring revenue for the business. Lastly, as we continue to develop and launch new solutions in the hospitality service robotics space, we see high upsell potential in leveraging data collected by our robots to provide valuable insights into a customer’s business.

●	Market Coverage: We currently provide deployment and maintenance services to the entire continental United States and Hawaii. We have deployments in 40 states and anticipate adding more on a monthly basis. Our ability to maximize the addressable market should accelerate the growth of our business. With a larger market share, we can utilize economies of scale to better compete against our competitors.

Our Strategies

We intend to establish ourselves as the leading provider of service robotic solutions by developing, manufacturing, and deploying novel products that address the growing need for automation in the service industry. The key components to our growth strategy include:

●	Building our commercial organization;

●	Penetrate the hotel market with Medbot and Titan;

●	Launch and scale our robotics franchise brand;

●	Establish enterprise partnerships;

●	Penetrate the education and government markets; and

●	Expanding our R&D team.

See the section entitled “Business — Our Strategies” included in our 2023 Annual Report for more details.

Intellectual Property

We currently have 9 pending patents and 3 approved patents. Additionally, we will continue to file patent applications for our innovative inventions. We also hold two trademarks and own and operate three domain names.

Summary of Risks

Our business is subject to a number of risks and uncertainties. These risks are discussed more fully in “Risk Factors” included elsewhere in this prospectus and in the section titled “Risk Factors” included in our 2023 Annual Report and our Quarterly Report on Form 10-Q for the period ended June 30, 2024, filed with the SEC on August 15, 2024 (“June 30, 2024 Form 10-Q”). Before you make a decision to invest in our Class B common stock, you should carefully consider all of those risks including the following:

Risks Related to Our Industry and Business

●	We operate in an emerging market, which makes it difficult to evaluate our business and prospects.

●	We operate in an emerging industry that is subject to rapid technological change and will experience increasing competition.

●	Our business plans require a significant amount of capital. Future capital needs may require us to sell additional equity or debt securities that may dilute its stockholders.

●	We have limited experience in operating our robots in a variety of environments. Unforeseen safety issues with our products could result in injuries to people which could result in adverse effects on our business and reputation.

●	We must successfully manage product introductions and transitions in order to remain competitive.

●	Our international expansion plans, if implemented, will subject us to a variety of risks that may harm our business.

●	We rely on third party manufacturers/suppliers, which may increase the risk that we will not have sufficient quantities of our products or such quantities at an acceptable cost, which could delay, prevent or impair our development or commercialization efforts.

Risks Related to Our Intellectual Property

●	If we fail to protect or enforce our intellectual property or proprietary rights, our business and operating results could be harmed.

●	In addition to patented technology, we rely on our unpatented proprietary technology, trade secrets, designs, experiences, workflows, data, processes, software and know-how.

●	Under a certain number of our agreements, we are required to provide indemnification in the event our technology causes harm to third parties.

Risks Related to Compliance

●	We may become subject to new or changing governmental regulations relating to the design, manufacturing, marketing, distribution, servicing, or use of our products, and a failure to comply with such regulations could lead to withdrawal or recall of our products from the market, delay our projected revenues, increase cost, or make our business unviable if we are unable to modify its products to comply.

●	We may become involved in legal and regulatory proceedings and commercial or contractual disputes, which could have an adverse effect on our profitability and financial position.

●	We are subject to, and must remain in compliance with, numerous laws and governmental regulations across various jurisdictions concerning the manufacturing, use, distribution and sale of our products.

General Risks Associated with Our Company

●	Our limited operating history and evolving business make it difficult to evaluate our current business and future prospects.

●	If we were to lose the services of members of our senior management team, we may not be able to execute our business strategy.

●	We are currently a small organization and will need to hire additional qualified personnel to effectively implement our strategic plan, and if we are unable to attract and retain highly qualified employees, we may not be able to continue to grow our business.

●	We are an “emerging growth company,” and will be able take advantage of reduced disclosure requirements applicable to “emerging growth companies,” which could make our Class B common stock less attractive to investors.

●	We will incur significantly increased costs as a result of and devote substantial management time to operating as a public company.

●	Our management has limited experience in operating a public company.

Risks Related the Ownership of Our Class B Common Stock

●	An active trading market for our Class B common stock may not develop or be sustained.

●	The trading price of our Class B common stock may be volatile, and you could lose all or part of your investment.

●	Future sales of our Class B common stock or securities convertible into our Class B common stock may depress our stock price.

●	Our failure to meet the continued listing requirements of Nasdaq could result in a delisting of our Class B common stock.

●	Our directors, executive officers and principal stockholders have substantial control over us and could delay or prevent a change of corporate control.

Risks Related to This Offering

●	We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

●	You will experience immediate and substantial dilution in the net tangible book value per share of the Class B common stock you purchase. You may also experience future dilution as a result of future equity offerings.

●	This is a reasonable best effort offering, no minimum number of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans, including our near-term business plans.

●	Purchasers who purchase our securities in this offering pursuant to a securities purchase agreement may have rights not available to purchasers that purchase without the benefit of a securities purchase agreement.

●	Resales of our Class B common stock in the public market during this offering by our stockholders may cause the market price of our Class B common stock to fall.

●	This offering may cause the trading price of our Class B common stock to decrease.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For as long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies. These provisions include, but are not limited to:

●	being permitted to have only two years of audited financial statements and only two years of related selected financial data and management’s discussion and analysis of financial condition and results of operations disclosure;

●	an exemption from compliance with the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

●	reduced disclosure about executive compensation arrangements in our periodic reports, registration statements, and proxy statements; and

●	exemptions from the requirements to seek non-binding advisory votes on executive compensation or golden parachute arrangements.

In addition, the JOBS Act permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are not choosing to “opt out” of this provision. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year following the fifth anniversary of the completion of this offering, (ii) the last day of the first fiscal year in which our annual gross revenues exceed $1.235 billion, (iii) the date on which we have, during the immediately preceding three-year period, issued more than $1.0 billion in non-convertible debt securities and (iv) the end of any fiscal year in which the market value of our Class B common stock held by non-affiliates exceeds $700 million as of the end of the second quarter of that fiscal year. We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

Implication of Being a Controlled Company

Our co-founder and Chief Executive Officer, Zhenwu (Wayne) Huang, beneficially owns 30,308,000 shares of Class A common stock, par value $0.0001 per share, of the Company (the “Class A common stock”), representing approximately 64.34% of the total voting power of our issued and outstanding shares of common stock. As a result, we are a “controlled company” as defined under the Nasdaq rules, because Zhenwu (Wayne) Huang holds more than 50% of the voting power for the election of directors. As a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. If we rely on these exemptions, you will not have the same protection afforded to stockholders of companies that are subject to these corporate governance requirements.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of any fiscal year for so long as either (1) the market value of our shares of Common Stock held by non-affiliates does not equal or exceed $250.0 million as of the prior June 30th, or (2) our annual revenues did not equal or exceed $100.0 million during such completed fiscal year and the market value of our shares of Common Stock held by non-affiliates did not equal or exceed $700.0 million as of the prior June 30th. To the extent we take advantage of any reduced disclosure obligations, it may make comparison of our financial statements with other public companies difficult or impossible.

Principal Offices

Our principal executive offices are located at 4175 Cameron St, Ste 1, Las Vegas, NV 89103. Our telephone number is (866) 236-3835. Our website address is www.richtechrobotics.com. The information contained in, or that can be accessed through, our website is not a part of or incorporated by reference in this prospectus, and you should not consider it part of this prospectus or of any prospectus supplement. We have included our website address in this prospectus solely as an inactive textual reference.

THE OFFERING

Class B common stock to be offered	Up to 14,492,753 shares.

Assumed combined offering price per share and accompanying Warrant	$1.38.

Pre-Funded Warrants offered by us in this offering	We are also offering to each purchaser whose purchase of shares of Class B common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding Class B common stock immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, Pre-Funded Warrants, in lieu of shares of Class B common stock that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding Class B common stock (or at the election of the purchaser, 9.99%). Each Pre-Funded Warrant will be exercisable for one share of our Class B common stock. The purchase price of each Pre-Funded Warrant will equal the price per share at which the shares of Class B common stock are being sold to the public in this offering, minus $0.00001, and the exercise price of each Pre-Funded Warrant will be $0.00001 per share. This offering also relates to the shares of Class B common stock issuable upon exercise of any Pre-Funded Warrants sold in this offering. For each Pre-Funded Warrant we sell, the number of shares of Class B common stock we are offering will be decreased on a one-for-one basis. Because we will issue Warrants to purchase up to a number of shares of Class B common stock equal to 100% of the sum of the shares of Class B common stock and the shares of Class B common stock issuable upon exercise of the Pre-Funded Warrants sold in this offering, the number of Warrants sold in this offering will not change as a result of a change in the mix of the shares of our Class B common stock and Pre-Funded Warrants sold. To better understand the terms of the Pre-Funded Warrants, you should carefully read the “Description of Securities We Are Offering” section of this prospectus. You should also read the form of Pre-Funded Warrant, which will be filed as an exhibit to the registration statement that includes this prospectus.

Warrants offered by us in this offering	Warrants to purchase up to an aggregate of 14,492,753 shares of our Class B common stock. Each share of our Class B common stock and each Pre-Funded Warrant is being sold together with a Warrant to purchase one share of our Class B common stock. Each Warrant will have an exercise price of $[_] per share, will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. This prospectus also relates to the offering of the shares of Class B common stock issuable upon exercise of the Warrants. To better understand the terms of the Common Warrants, you should carefully read the “Description of Securities We Are Offering” section of this prospectus. You should also read the forms of Common Warrants, which will be filed as exhibits to the registration statement that includes this prospectus.

Placement Agent Warrants offered by us in this offering	We have also agreed to issue to the Placement Agent or its designees as compensation in connection with this offering Placement Agent Warrants to purchase up to 1,014,493 shares of Class B common stock. The Placement Agent Warrants an exercise price of $1.725 per share (equal to 125% of the assumed combined public offering price per share of Class B common stock and accompanying Warrant). The Placement Agents Warrants will be exercisable upon issuance and will terminate on the five (5) year anniversary of commencement of sales in this offering. This prospectus also relates to the offering of the shares of Class B common stock issuable upon exercise of the Placement Agent Warrants. To better understand the terms of the Placement Agent Warrants, you should carefully read the descriptions of the Placement Agent Warrants in the “Description of Securities We Are Offering” and “Plan of Distribution” sections of this prospectus. You should also read the form of Placement Agent Warrant, which will be filed as an exhibit to the registration statement that includes this prospectus.

Class B common stock outstanding immediately before this offering	37,103,097 shares.

Class B common stock to be outstanding immediately after this offering	51,595,850 shares, assuming exercise in full of all Pre-Funded Warrants and no exercise of the Warrants and Placement Agent Warrants being offered in this offering. To the extent Pre-Funded Warrants are sold, the number of shares of Class B common stock sold in this offering will be reduced on a one-for-one basis.

Lock-up agreements	Our directors and executive officers have agreed with the Placement Agent not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities convertible into our common stock for a period of sixty (60) days from the closing of this offering. See “Plan of Distribution” for additional information.

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $18 million. We currently intend to use the net proceeds from this offering for working capital, general corporate purposes, including the further development of our product candidates, and the procurement of inventory, specifically for robotic hardware. See “Use of Proceeds” for additional information.

Risk factors	An investment in our securities involves a high degree of risk. See “Risk Factors” beginning on page 12 of this prospectus and the other information included and incorporated by reference in this prospectus for a discussion of the risk factors you should carefully consider before deciding to invest in our securities.

Reasonable best efforts offering

We have agreed to offer and sell the securities offered hereby to the purchasers through the Placement Agent. The Placement Agent is not required to buy or sell any specific number or dollar amount of the securities offered hereby, but it will use its reasonable best efforts to solicit offers to purchase the securities offered by this prospectus. See “Plan of Distribution” beginning on page 33 of this prospectus.

Transfer agent and registrar	The transfer agent and registrar for our Class B common stock is Continental Stock Transfer & Trust Company.

Nasdaq symbol	Our Class B common stock is listed on Nasdaq under the symbol “RR.”

(1)	The number of shares of Class B common stock to be outstanding after this offering is based on 37,103,097 shares of our Class B common stock outstanding as of August 12, 2024 and excludes, as of that date, the following:

●	107,128 shares of Class B common stock issuable upon the exercise of the Representative’s Warrants;

●	1,020,874 shares of Class B common stock reserved for future grants of equity-based awards under our equity incentive plan; and

●	Up to 3,947,647 shares of Class B common stock issuable under the Purchase Agreement (including the shares of Class B common stock issuable upon the conversion of the SEPA Notes).

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below, as well as the risks set forth under the section titled “Risk Factors” in our 2023 Annual Report and our June 30, 2024 Form 10-Q, which are incorporated by reference herein. You should also refer to the other information contained in this prospectus and the documents incorporated by reference herein, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in our 2023 Annual Report and Jund 30, 2024 Form 10-Q, before making a decision to invest in our securities. Our business, operating results, financial condition, or prospects could be materially and adversely affected by any of these risks and uncertainties. If any of these risks actually occurs, the trading price of our securities could decline and you might lose all or part of your investment. Our business, operating results, financial performance, or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material.

Risks Related to This Offering

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in the section of this prospectus entitled “Use of Proceeds.” You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, causing the price of our securities to decline and delay the development of our product candidates, and to repay loans. Pending the application of these funds, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

There is no public market for the Pre-Funded Warrants or Warrants to purchase Class B common stock in this offering.

There is no established trading market for the Pre-Funded Warrants or Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Pre-Funded Warrants or Warrants on any securities exchange. Without an active market, the liquidity of the Pre-Funded Warrants and Warrants will be limited.

The Warrants may not have any value.

The Warrants are exercisable at an exercise price of $[_] for a five-year term. In the event that our Class B common stock price does not exceed the exercise price of the Warrants during the period when the Warrants are exercisable, the Warrants may not have any value.

Holders of our Pre-Funded Warrants and Warrants will have no rights as a common stockholder until they exercise their Pre-Funded Warrants and Warrants.

Until you receive shares of our Class B common stock as a result of exercising your Warrants or Pre-Funded Warrants, you will have no rights with respect to our Class B common stock. Upon exercising your Warrants or Pre-Funded Warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

You will experience immediate and substantial dilution in the net tangible book value per share of the Class B common stock and accompanying Warrant you purchase. You may also experience future dilution as a result of future equity offerings.

The price per share, together with the number of shares of our Class B common stock we propose to issue and ultimately will issue if this offering is completed, may result in an immediate decrease in the market price of our Class B common stock. Our historical net tangible book value as of June 30, 2024 was $9,079 thousand, or approximately $0.13 per share of our Class B common stock. After giving effect to the 14,492,753 shares of our Class B common stock to be sold in this offering at an assumed combined public offering price of $1.38 per share and accompanying Warrant, and assuming exercise in full of the Pre-Funded Warrants offered hereby, our pro forma as adjusted net tangible book value as of June 30, 2024 would have been $38,831 thousand, or approximately $0.41 per share of our Class B common stock. This represents an immediate increase in pro forma net tangible book value of $0.30 per share of our Class B common stock to our existing stockholders and an immediate decrease in net tangible book value of approximately $0.97 per share of our Class B common stock to new investors, representing the difference between the assumed combined public offering price and our as adjusted net tangible book value as of June 30, 2024, after giving effect to this offering, and the assumed combined public offering price per share.

In addition, in order to raise additional capital, we may in the future offer additional shares of our Class B common stock or other securities convertible into or exchangeable for our Class B common stock at prices that may not be the same as the price per share in this offering. In the event that the outstanding options or warrants are exercised or settled, or that we make additional issuances of Class B common stock or other convertible or exchangeable securities, you could experience additional dilution. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders, including investors who purchase securities in this offering. The price per share at which we sell additional shares of our Class B common stock or securities convertible into Class B common stock in future transactions, may be higher or lower than the combined public offering price per share in this offering. As a result, purchasers of the shares we sell, as well as our existing stockholders, will experience significant dilution if we sell at prices significantly below the price at which they invested.

This is a reasonable best efforts offering, no minimum amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans.

The Placement Agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, Placement Agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an number of securities sufficient to pursue the business goals outlined in this prospectus. Thus, we may not raise the amount of capital we believe is required for our business plans and may need to raise additional funds, which may not be available or available on terms acceptable to us.

Purchasers who purchase our securities in this offering pursuant to a securities purchase agreement may have rights not available to purchasers that purchase without the benefit of a securities purchase agreement.

In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers that enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract provides those investors with the means to enforce the covenants uniquely available to them under the securities purchase agreement including, but not limited to: (i) timely delivery of securities; (ii) agreement to not obtaining any financings for 60 days from closing; and (iii) indemnification for breach of contract.

Resales of our Class B common stock in the public market during this offering by our stockholders may cause the market price of our Class B common stock to fall.

Sales of a substantial number of shares of our Class B common stock could occur at any time. The issuance of new shares of our Class B common stock could result in resales of our Class B common stock by our current stockholders concerned about the potential ownership dilution of their holdings. In turn, these resales could have the effect of depressing the market price for our Class B common stock.

This offering may cause the trading price of our Class B common stock to decrease.

The price per share, together with the number of shares of Class B common stock we propose to issue and ultimately will issue if this offering is completed, may result in an immediate decrease in the market price of our Class B common stock. This decrease may continue after the completion of this offering.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our Class B common stock.

The Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Class B common stock, which may have the effect of reducing the level of trading activity in our Class B common stock. As a result, fewer broker-dealers may be willing to make a market in our Class B common stock, reducing a stockholder’s ability to resell shares of our Class B common stock.

USE OF PROCEEDS

We estimate that the net proceeds from the offering will be approximately $18 million, after deducting the Placement Agent fees and estimated offering expenses payable by us and assuming no exercise of Pre-Funded Warrants and Warrants. However, because this is a reasonable best-efforts offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, the Placement Agent’s fees and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus. We will only receive additional proceeds from the exercise of the Pre-Funded Warrants, if any, and the Placement Agent Warrants and Warrants we are issuing in this offering if the Pre-Funded Warrants, Placement Agent Warrants and the Warrants are exercised for cash. We cannot predict when or if the Pre-Funded Warrants, Placement Agent Warrants or the Warrants will be exercised. It is possible that these warrants may expire and may never be exercised.

We currently intend to use the net proceeds from this offering for working capital, general corporate purposes, including the further development of our product candidates, and the procurement of inventory, specifically for robotic hardware. The strategic investment in our inventory is aimed at bolstering our capacity to support our Robot-as-a-Service business model. This expected use of proceeds from this offering represents our intentions based upon our current plans and prevailing business conditions, which could change in the future as our plans and prevailing business conditions evolve. The amounts and timing of our use of proceeds will vary depending on a number of factors, including the amount of cash generated or used by our operations. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering.

CAPITALIZATION

The following table presents a summary of our cash and cash equivalents and capitalization as of June 30, 2024:

●	on an actual basis;

●	on a pro forma basis to give effect to the issuances in July 2024 (i) of an aggregate of 8,300,000 shares of Class B common stock pursuant to the Purchase Agreement and the receipt by us of approximately $11,537 thousand in aggregate proceeds and (ii) of an aggregate of 1,273,000 shares of Class B common stock under our equity incentive plan, in each case subsequent to June 30, 2024 (collectively, the “Pro Forma Adjustments”); and

●	on a pro forma as adjusted basis to reflect the issuance and sale of Class B common stock and associated Warrant, assuming all Pre-Funded Warrants are exercised, and after deducting Placement Agent fees and estimated offering expenses payable by us.

The unaudited as adjusted information below is prepared for illustrative purposes only and our capitalization following the completion of this offering will be adjusted based on the actual combined public offering price and other terms of this offering determined at pricing. You should read the following table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and related notes in our 2023 Annual Report and our June 30, 2024 Form 10-Q, incorporated herein by reference.

(In thousands, except share and per share data)	Actual	Pro Forma	Pro Forma
		(unaudited)	(as adjusted)
Cash and cash equivalents	$9,201	$20,738	$38,953
Class B Common stock, $0.0001 par value, 200,000,000 shares authorized, 27,530,097, 37,103,097 and 51,595,850 shares issued and outstanding, actual, pro forma and pro forma, as adjusted, respectively	0	4	5
Additional paid-in capital	14,059	25,592	43,806
Accumulated (deficit)	(4,980)	(4,980)	(4,980)
Total stockholders’ equity	$9,079	$20,616	$38,831

Each $0.10 increase (decrease) in the assumed combined public offering price of $1.38 per share would increase (decrease) each of cash and cash equivalents, additional paid-in capital and total stockholders’ equity by approximately $1,348 thousand, assuming the number of shares of Class B common stock and Warrants offered, as set forth on the cover page of this prospectus, remains the same, assuming all Pre-Funded Warrants are exercised, and after deducting estimated Placement Agent fees and estimated offering expenses. Similarly, each increase (decrease) of 100,000 shares in the number of shares of Class B common stock offered would increase (decrease) cash and cash equivalents, additional paid-in capital and total stockholders’ equity by approximately $128 thousand, assuming the assumed combined public offering price remains the same, all Pre-Funded Warrants are exercised, and after deducting estimated Placement Agent fees and estimated offering expenses payable by us. The as adjusted information discussed above is illustrative only and will be adjusted based on the actual combined public offering price and other terms of this offering determined at pricing.

The above discussion is based on 27,530,097 shares of our Class B common stock outstanding as of June 30, 2024 and excludes, as of that date, the following:

●	107,128 shares of Class B common stock issuable upon the exercise of the Representative’s Warrants;

●	2,293,874 shares of Class B common stock reserved for future grants of equity-based awards under our equity incentive plan; and

●	12,247,647 shares of Class B common stock issuable under the Purchase Agreement (including the shares of Class B common stock issuable upon the conversion of the SEPA Notes).

DILUTION

If you purchase our securities in this offering, your interest will be diluted immediately to the extent of the difference between the combined public offering price per share you will pay in this offering and the as adjusted net tangible book value per share of our Class A common stock and Class B common stock (together, the “common stock”) after this offering. Net tangible book value per share represents our total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding.

As of June 30, 2024, our net tangible book value as of June 30, 2024, was $9,079 thousand, or $0.13 per share of common stock.

After giving effect to the Pro Forma Adjustments, our net tangible book value was $20,616 thousand, or $0.11 per share of common stock.

After giving further effect to the sale by us of 14,492,753 shares of Class B common stock and associated Warrant at an assumed combined public offering price of $1.38 per share, assuming all Pre-Funded Warrants are exercised, and after deducting the Placement Agent fees and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2024, would have been $38,831 thousand, or $0.41 per share. This represents an immediate increase in pro forma net tangible book value of $0.30 per share to our existing stockholders, and an immediate dilution of approximately $0.97 per share to purchasers of shares in this offering, as illustrated in the following table:

Assumed combined public offering price per share		$1.38
Net tangible book value per share as of June 30, 2024	$0.13
Decrease in net tangible book value per share of common stock attributable to the Pro Forma Adjustments	$0.02
Pro forma net tangible book value per share, as of June 30, 2024	$0.11
Increase in pro forma net tangible book value per share of common stock after giving effect to the offering	$0.30
Pro forma as adjusted net tangible book value as of June 30, 2024 after giving effect to the offering		$0.41
Dilution in net tangible book value per share to new investors in the offering		$0.97

The above discussion is based on an aggregate of 69,683,943 shares of our common stock outstanding as of June 30, 2024 and excludes, as of that date, the following:

●	107,128 shares of Class B common stock issuable upon the exercise of the Representative’s Warrants;

●	2,293,874 shares of Class B common stock reserved for future grants of equity-based awards under our equity incentive plan; and

●	12,247,647 shares of Class B common stock issuable under the Purchase Agreement (including the shares of Class B common stock issuable upon the conversion of the SEPA Notes).

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information concerning the ownership of our Class A common stock and Class B common stock as of August 12, 2024, with respect to: (i) each person, or group of affiliated persons, known to us to be the beneficial owner of more than five percent of our Class A common stock and Class B common stock; (ii) each of our directors; (iii) each of our named executive officers; and (iv) all of our current directors and executive officers as a group.

Applicable percentage ownership is based on an aggregate of 79,256,943 shares of our common stock, consisting of (i) 42,153,846 shares of our Class A common stock and (ii) 37,103,097 shares of our Class B common stock outstanding as of August 12, 2024. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to such securities. In addition, pursuant to such rules, we deemed outstanding shares of Class B common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of August 12, 2024. We did not deem such shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the beneficial owners named in the table below have sole voting and investment power with respect to all shares of our Class A common stock and Class B common stock that they beneficially own, subject to applicable community property laws.

Beneficial Ownership Table

	Prior to this Offering			After this Offering
Name of Beneficial Owner(1)	Shares of Class A Common Stock	Shares of Class B Common Stock	% of Total Voting Power	Shares of Class A Common Stock	Shares of Class B Common Stock	% of Total Voting Power**
Executive Officers and Directors
Zhenwu Huang	30,308,000	—	66.08%	30,308,000	—	64.06%
Zhenqiang Huang	7,892,000	—	17.21%	7,892,000	—	16.68%
Phil Zheng	—	1,200,000	*	—	1,200,000	*
Matthew G. Casella	—	—	—	—	—	—
John Shigley	—	—	—	—	—	—
Stephen Markscheid	—	—	—	—	—	—
Saul Factor	—	—	—	—	—	—
All officers and directors as a group (7 individuals)	38,200,000	1,200,000	83.55%	38,200,000	1,200,000	80.99%
5% Stockholders
King Bliss Limited(2)	1,734,846	2,200,000	4.26%	1,734,846	2,200,000	4.13%

*	Less than 1%
**	Assumes the sale of 14,492,753 shares of Class B common stock and accompanying Warrants and full exercise of the Pre-Funded Warrants.

(1)	Unless noted otherwise, the address of all listed stockholder is 4175 Cameron St Ste 1, Las Vegas, NV 89103. Each of the stockholder listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise.

(2)	Mr. Zhao Zilong is the sole shareholder and director of King Bliss Limited, a company incorporated in the British Virgin Islands, and as such, has sole voting and dispositive power over the securities held by such entity.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our Company.

DESCRIPTION OF CAPITAL STOCK

The following summary of the rights of our capital stock is not complete and is subject to and qualified in its entirety by reference to our Second Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, copies of which are filed as exhibits to our 2023 Annual Report on Form 10-K, and forms of securities, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part, which are incorporated by reference herein.

Securities

Pursuant to our Second Amended and Restated Articles of Incorporation, our authorized capital stock is (a) 310,000,000 shares of common stock, $0.0001 par value per share, consisting of (i) 100,000,000 shares of Class A common stock and (ii) 200,000,000 shares of Class B common stock; and (b) 10,000,000 shares of “blank check” preferred stock, par value $0.0001 per share (“preferred stock”).

Our board of directors may from time to time authorize by resolution the issuance of any or all shares of the common stock and the preferred stock authorized in accordance with the terms and conditions set forth in Second Amended and Restated Articles of Incorporation for such purposes, in such amounts, to such persons, corporations, or entities, for such consideration and in the case of the preferred stock, in one or more series, all as the board in its discretion may determine and without any vote or other action by the stockholders, except as otherwise required by law.

Common Stock

Our Second Amended and Restated Articles of Incorporation provides for two classes of common stock. As of August 12, 2024, there were 79,256,943 shares of our common stock issued and outstanding, consisting of 42,153,846 shares of Class A common stock and 37,103,097 shares of Class B common stock.

Except as otherwise required by the Nevada Revised Statutes (“NRS”), each holder of Class A common stock is entitled to ten (10) votes in respect of each share of Class A common stock held by him, her, or it of record on the books of the Company, and each holder of Class B common stock is entitled to one (1) vote in respect of each share of Class B common stock held by him, her, or it of record on the books of the Company, in connection with the election of directors and on all matters submitted to a vote of stockholders of the Company. Each share of Class A common stock is convertible into one share of Class B common stock at any time at the option of the holder, but Class B common stock shall not be convertible into Class A common stock under any circumstances. Holders of our common stock do not have preemptive, subscription, or redemption rights.

Standby Equity Purchase Agreement

On February 15, 2024, the Company entered into the Standby Equity Purchase Agreement with YA II PN, Ltd., pursuant to which the Investor agreed to purchase up to $50 million of the Company’s shares of Class B common stock over the course of 24 months after the date of the Purchase Agreement. The price of shares to be issued under the Purchase Agreement will be 96% of the lowest VWAP of the Class B common stock during the Pricing Period. Each issuance and sale by the Company to the Investor under the Purchase Agreement is subject to a maximum amount equal to 100% of the daily trading volume of the Class B common stock, as reported by Bloomberg L.P., during the five trading days immediately preceding an Advance notice.

With respect to each Advance, the Company has the option to notify the Investor of a minimum acceptable price by specifying the amount within an Advance notice. During any trading day within a Pricing Period, two conditions will trigger an automatic reduction to the amount of the Advance by one-third: either (i) the VWAP of the Class B common stock is below the MAP specified in the Advance notice, or (ii) there is no VWAP available. On each Excluded Day, an automatic one-third reduction is applied to the specified Advance amount in the Advance notice and that day will be excluded from the Pricing Period.

Each Advance is subject to certain limitations, including that the Investor cannot purchase any shares that would result in it beneficially owning more than 4.99% of the Company’s outstanding voting power or number of shares of Class B common stock at the time of an Advance or acquiring in the aggregate under the Purchase Agreement more than 19.99% of the Company’s outstanding shares of Class B common stock as of the date of the Purchase Agreement. The Exchange Cap will not apply under certain circumstances, including, where the Company has obtained stockholder approval to issue in excess of the Exchange Cap in accordance with the rules of Nasdaq or such issuances do not require stockholder approval under Nasdaq’s “minimum price rule.”

The Purchase Agreement will terminate automatically on the earlier of February 16, 2026 or when the Investor has purchased an aggregate of $50 million of Class B common stock. The Company has the right to terminate the Purchase Agreement upon five trading days’ prior written notice to the Investor, subject to certain conditions.

In connection with and subject to the satisfaction of certain conditions set forth in the Purchase Agreement, the Investor will pre-advance to the Company up to $3,000,000 of the $50,000,000 commitment amount, with each Pre-Advance to be evidenced by a SEPA Note. The first Pre-Advance, in the principal amount of $1,000,000, was advanced February 15, 2024. The second Pre-Advance, in a principal amount of $1,000,000, was advanced on March 18, 2024. The third Pre-Advance, in the principal amount of $1,000,000, was advanced on April 15, 2024. Each SEPA Note is subject to a 4% discount on the principal amount of such SEPA Note. Repayment of the SEPA Notes commenced on May 15, 2024, with subsequent payments made monthly. As of June 30, 2024, the outstanding balance on the Notes was $2,333,000. The SEPA Notes were fully repaid in July 2024.

Each SEPA Note will accrue interest on the outstanding principal balance at the rate of 8% per annum and has a maturity date of February 15, 2025 (as may be extended at the option of the Investor). Beginning in May 2024, the Company was required to pay, on a monthly basis, one-nineth of the outstanding principal amount of each SEPA Note, together with accrued and unpaid interest, either (i) in cash or (ii) by submitting an Advance notice pursuant to the Purchase Agreement and selling the Investor shares, or any combination of (i) or (ii) as determined by the Company. The initial repayment was due 90 days after the issuance of the first SEPA Note, followed by subsequent payments due every 30 days after the previous payment. Unless otherwise agreed to by the Investor, any funds received by the Company pursuant to the Purchase Agreement for the sale of shares will first be used to satisfy any payments due under an outstanding SEPA Note.

At the election of the Investor, all or a portion of the principal, interest, or other amounts outstanding under each SEPA Note may be converted into Conversion Shares, equal to: (x) the Conversion Amount, divided by (y) the Conversion Price. “Conversion Price” is defined as (i) $6.00 per share of Class B common stock, provided however, on May 28, 2024, the Conversion Price shall be adjusted (downwards only) to equal the average of the daily VWAPs for the 5 consecutive trading days immediately prior to the Reset Date, if such price is lower than the Conversion Price then in effect. The Conversion Shares are entitled to the registration rights set forth in the Purchase Agreement.

On March 14, 2024, the Company and the Investor entered into the Letter Agreement to amend the terms of each SEPA Note as follows: (i) the Company may redeem early a portion or all amounts (including principal and accrued and unpaid interest) outstanding under the SEPA Note with at least 10 trading days’ prior written notice by the Company to the Investor. The outstanding principal balance being redeemed by the Company shall be subject to a 10% cash redemption premium. After receipt of the Redemption Notice, the Investor shall have 10 trading days to elect to convert all or any portion of the SEPA Note; and (ii) the Conversion Price shall not be lower than $1.50 per share of Class B common stock.

The Company paid a subsidiary of the Investor a structuring fee in the amount of $25,000 and in April 2024, issued to the Investor 259,350 Commitment Shares as a commitment fee. The Company and the Investor made certain representations and warranties to each other that are customary for transactions similar to this one, subject to specified exceptions and qualifications. Each of the Company and the Investor also agreed to indemnify the other.

As of August 12, 2024, we had issued 9,035,561 shares under the Purchase Agreement and the SEPA Notes (including 259,350 Commitment Shares).

The foregoing descriptions of the Purchase Agreement and the SEPA Notes and the transactions contemplated thereby are qualified in their entirety by reference to the full text of the Purchase Agreement and the SEPA Notes, a copy or a form of which are attached hereto as Exhibits 10.13 and 10.14, respectively, each of which is incorporated herein in its entirety by reference.

Preferred Stock

Pursuant to our Second Amended and Restated Articles of Incorporation, our board of directors may by resolution authorize the issuance of shares of preferred stock from time to time in one or more series. We may reissue shares of preferred stock that are redeemed, purchased, or otherwise acquired by us unless otherwise provided by law. Our board of directors is authorized to fix or alter the designations, powers and preferences, and relative, participating, optional or otherwise rights if any, and qualifications, limitations or restrictions thereof, including, without limitation, dividend rights (and whether dividends are cumulative), conversion rights, if any, voting rights (including the number of votes if any, per share, as well as the number of members, if any, of the board of directors or the percentage of members, if any, of the board of directors each class or series of preferred stock may be entitled to elect), rights and terms of redemption (including, sinking fund provisions, if any), redemption price and liquidation preferences of any wholly unissued series of preferred stock, and the number of shares constituting any such series and the designation thereof, and to increase or decrease the number of shares of any such series subsequent to the issuance of shares of such series, but not below the number of shares of such series then issued.

Anti-takeover Effects of Nevada Law and Our Second Amended and Restated Articles of Incorporation and Amended and Restated Bylaws

Special Stockholder Meetings

Our Amended and Restated Bylaws provide that special meetings of our stockholders may be called at any time by a resolution adopted by any three or more directors, and may not be called by any other person or persons. Our Amended and Restated Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting.

Requirements for Advance Notification of Director Nominations and Stockholder Proposals

Our Amended and Restated Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors. In order for any matter to be properly brought before a meeting of our stockholders, the stockholder submitting the proposal or nomination will have to comply with advance notice requirements and provide us with certain information.

For business to be properly brought before an annual meeting, the proposing stockholder must have given written notice of the nomination or proposal, either by personal delivery or by United States mail to the Secretary not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary date of the preceding year’s annual meeting. If the date of the annual meeting is advanced more than thirty (30) days prior to such anniversary date or delayed more than seventy (70) days after such anniversary date then to be timely such notice must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public announcement of the date of such annual meeting was first made. In no event will an adjournment or postponement of an annual meeting of stockholders begin a new time period for giving a proposing stockholder’s notice as provided above.

For business to be properly brought before a special meeting of stockholders, the notice of the meeting must set forth the nature of the business to be considered. A person or persons who have properly made a written request for a special meeting may provide the information required for notice of a stockholder proposal simultaneously with the written request for the meeting submitted to the Secretary or within ten calendar days after delivery of the written request for the meeting to the Secretary.

Our Amended and Restated Bylaws also specify requirements as to the form and content of the stockholder’s notice and allow the chairman of the meeting to prescribe rules and regulations for the conduct of stockholders’ meetings, which may preclude the conduct of certain business at a meeting if the rules and regulations are not followed.

Authorized but Unissued Capital Stock

Neither Nevada law nor our governing documents require stockholder approval for any issuance of authorized shares, except as provided in NRS 78.2055 with respect to a decrease in the number of issued and outstanding shares of a class or series without a corresponding decrease in the authorized shares. Our authorized but unissued common stock are therefore available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Board of Directors

Our Amended and Restated Bylaws provides that the number of directors will be fixed by the board of directors.

Nevada Anti-Takeover Provisions

Nevada law, NRS Sections 78.411 through 78.444, regulate business combinations with interested stockholders. Nevada law defines an interested stockholder as a beneficial owner (directly or indirectly) of 10% or more of the voting power of the outstanding shares of the corporation. Pursuant to Sections NRS 78.411 through 78.444, combinations with an interested stockholder remain prohibited for three years after the person became an interested stockholder unless (i) the transaction is approved by the board of directors or the holders of a majority of the outstanding shares not beneficially owned by the interested party, or (ii) the interested stockholder satisfies certain fair value requirements. NRS 78.434 permits a Nevada corporation to opt-out of the statute with appropriate provisions in its articles of incorporation.

NRS Sections 78.378 through 78.3793 regulates the acquisition of a controlling interest in an issuing corporation. An issuing corporation is defined as a Nevada corporation with 200 or more stockholders of record, of which at least 100 stockholders have addresses of record in Nevada and does business in Nevada directly or through an affiliated corporation. NRS Section 78.379 provides that an acquiring person and those acting in association with an acquiring person obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of the stockholders. Stockholders who vote against the voting rights have dissenters’ rights in the event that the stockholders approve voting rights. NRS Section 378 provides that a Nevada corporation’s articles of incorporation or bylaws may provide that these sections do not apply to the corporation. We have not opted out of these sections in our Second Amended and Restated Articles of Incorporation and Amended and Restated Bylaws.

Removal of Directors; Vacancies

Under NRS 78.335, one or more of the incumbent directors may be removed from office by the vote of stockholders representing two-thirds or more of the voting power of the issued and outstanding stock entitled to vote. Our Amended and Restated Bylaws provide that any newly created position on the board of directors that results from an increase in the total number of directors and any vacancies on the board of directors will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum.

No Cumulative Voting

The NRS does not permit stockholders to cumulate their votes other than in the election of directors, and then only if expressly authorized by the corporation’s articles of incorporation. Our Second Amended and Restated Articles of Incorporation does not expressly authorize cumulative voting.

The combination of these provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

Second Amended and Restated Articles of Incorporation and Bylaw Provisions

Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under NRS Section 78 other than the business of a trust company, savings and loan association, thrift company or corporation organized for the purpose of conducting a banking business.

Annual Stockholder Meetings

Our Amended and Restated Bylaws provide that annual stockholder meetings, for the purpose of electing directors and transacting any other business as may be brought before the meeting, shall be held at a date and time fixed by the board of directors and designated in the notice of the meeting. Failure to hold the annual meeting of stockholders at the designated time shall not affect the validity of any action taken by the Company.

Stockholders may participate in meetings by remote communication if the Company implements reasonable measures to verify the identity of each stockholder participating by remote communication and to provide the stockholders a reasonable opportunity to participate and vote, including an opportunity to communicate and read or hear the proceedings in a substantially concurrent manner with the proceedings.

Stockholder Action by Written Consent

Any action required or permitted by the NRS to be taken at a meeting of stockholders may be taken without a meeting if, before or after the action, a written consent to the action is signed by stockholders holding a majority of the voting power of the Company or, if different, the proportion of voting power required to take the action at a meeting of stockholders.

Transfer Agent

The transfer agent for our Class B common stock is Continental Stock Transfer & Trust Co.

Limitation of Liability and Indemnification Matters

Under our Second Amended and Restated Articles of Incorporation, the liability of the directors of the Company for monetary damages are eliminated to the fullest extent permissible under Nevada law. The Company is authorized to provide indemnification to any person through bylaw provisions, agreements with agents, vote of stockholders or disinterested directors or otherwise, subject only to the applicable limits set forth in NRS 78.7502. Our Amended and Restated Bylaws provide that we will indemnify our directors, officers, employees, and agents to the fullest extent permitted under the NRS.

Listing on the Nasdaq

Our Class B common stock is listed on the Nasdaq under the symbol “RR.”

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering (i) 14,492,753 shares of our Class B common stock or Pre-Funded Warrants to purchase up to 14,492,753 shares of our Class B common stock and (ii) Warrants to purchase up to an aggregate of 14,492,753 shares of our Class B common stock. Each share of Class B common stock or Pre-Funded Warrant is being sold together with a Warrant to purchase one share of Class B common stock. The shares of Class B common stock or Pre-Funded Warrants and accompanying Warrant will be issued separately. We are also registering the shares of Class B common stock issuable from time to time upon exercise of the Pre-Funded Warrants and Warrants offered hereby.

Class B Common Stock

The material terms and provisions of our Class B common stock are described under the caption “Description of Capital Stock” in this prospectus and are incorporated herein by reference.

Warrants to be Issued in this Offering

The material terms and provisions of the Warrants are summarized below. This summary of some provisions of the Warrants is not complete and is qualified in its entirety by the form of Warrants, which is filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions of the form of Warrant for a complete description of the terms and conditions of the Warrant.

Duration, Exercise Price and Form. Each Warrant offered hereby will have an exercise price equal to $[              ] per share. The Warrants will be immediately exercisable upon issuance and may be exercised until the five (5) year anniversary of the original issuance date. The exercise price and number of shares of Class B common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Class B common stock. The Warrants will be issued separately from the Class B common stock or the Pre-Funded Warrants, as the case may be, and may be transferred separately immediately thereafter. The Warrants will be issued in certificated form only.

No Fractional Shares. No fractional shares of Class B common stock will be issued upon the exercise of Warrants. Rather, the number of shares of Class B common stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Exercise Limitation. The Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our Class B common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s Warrants to the extent that the holder would own more than 4.99% of the outstanding Class B common stock (or at the election of a holder prior to the date of issuance, 9.99%) immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Warrants up to 9.99% of the number of shares of our Class B common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants.

Cashless Exercise. If at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the underlying shares to the holder, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Class B common stock determined according to a formula set forth in the Warrants.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Warrants and generally including any reorganization, recapitalization or reclassification of our Class B common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of 50% or more of our outstanding Class B common stock, or any person or group becoming the beneficial owner of 50% or more of the voting power represented by our outstanding Class B common stock, the holders of the Warrants will be entitled to receive upon exercise of the Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction. In addition, in certain circumstances, upon a fundamental transaction, the holder of a Warrant will have the right to require us to repurchase its Warrants at the Black-Scholes value; provided, however, that, if the fundamental transaction is not within our control, including not approved by our Board, then the holder will only be entitled to receive the same type or form of consideration (and in the same proportion), at the Black-Scholes value of the unexercised portion of the Warrant that is being offered and paid to the holders of our Class B common stock in connection with the fundamental transaction.

Transferability. Subject to applicable laws, a Warrant may be transferred at the option of the holder upon surrender of the Warrants to us together with the appropriate instruments of transfer.

Rights as a Stockholder. Except as otherwise provided in the Warrants or by virtue of the holders’ ownership of shares of Class B common stock, the holders of the Warrants do not have the rights or privileges of holders of our shares of Class B common stock, including any voting rights, until such Warrant holders exercise their Warrants.

Waivers and Amendments. The Warrants may be modified or amended, or the provisions thereof waived with the written consent of the Company and the respective holder.

Trading Market and Listing. There is no established trading market for the Warrants, and we do not expect a market to develop. We do not intend to apply for a listing of the Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Warrants will be limited. The Class B common stock issuable upon exercise of the Warrants is currently listed on The Nasdaq Capital Market.

Pre-Funded Warrants to be Issued in this Offering

The following summary of certain terms and provisions of the Pre-Funded Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-Funded Warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Pre-Funded Warrants for a complete description of the terms and conditions of the Pre-Funded Warrants.

Duration, Exercise Price and Form. The Pre-Funded Warrants offered hereby will have an exercise price of $0.00001 per share. The Pre-Funded Warrants will be immediately exercisable upon issuance and may be exercised at any time after their original issuance until such Pre-Funded Warrants are exercised in full. The exercise price and number of shares of Class B common stock issuable upon exercise are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our shares of Class B common stock. The Pre-Funded Warrants and the Warrants are immediately separable and will be issued separately in this offering, but must be purchased together in this offering. The Pre-Funded Warrants will be issued in certificated form only.

Exercisability. The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our Class B common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Pre-Funded Warrants to the extent that the holder would own more than 4.99% (or at the election of a holder prior to the date of issuance, 9.99%) of the outstanding Class B common stock immediately after exercise; provided, however, that upon 61 days’ notice to us, the holder may increase or decrease such beneficial ownership limitation, provided that in no event shall the beneficial ownership limitation exceed 9.99% and any increase in the beneficial ownership limitation will not be effective until 61 days following notice of such increase from the holder to us.

Cashless Exercise. At the time a holder exercises its Pre-Funded Warrants, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Class B common stock determined according to a formula set forth in the Pre-Funded Warrants.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Pre-Funded Warrants and generally including any reorganization, recapitalization or reclassification of our Class B common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of 50% or more of our outstanding Class B common stock, or any person or group becoming the beneficial owner of 50% or more of the voting power represented by our outstanding Class B common stock, the holders of the Pre-Funded Warrants will be entitled to receive upon exercise of the Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction.

Transferability. Subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrants to us together with the appropriate instruments of transfer.

Fractional Shares. No fractional shares of Class B common stock will be issued upon the exercise of the Pre-Funded Warrants. Rather, the number of shares of Class B common stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market. There is no established trading market for the Pre-Funded Warrants, and we do not expect a market to develop. We do not intend to apply for a listing of the Pre-Funded Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Pre-Funded Warrants will be limited. The Class B common stock issuable upon exercise of the Pre-Funded Warrants is currently listed on The Nasdaq Capital Market.

Rights as a Stockholder. Except as otherwise provided in the Pre-Funded Warrants or by virtue of the holders’ ownership of shares of Class B common stock, the holders of Pre-Funded Warrants do not have the rights or privileges of holders of our shares of Class B common stock, including any voting rights, until such Pre-Funded Warrant holders exercise their Pre-Funded Warrants.

Waivers and Amendments. The Pre-Funded Warrants may be modified or amended, or the provisions thereof waived with the written consent of the Company and the respective holder.

Placement Agent Warrants

We have also agreed to issue to the Placement Agent, or its designees, as compensation in connection with this offering, warrants to purchase up to 1,014,493 shares of Class B common stock (the “Placement Agent Warrants”). The Placement Agent Warrants will be exercisable immediately and will have substantially the same terms as the Warrants described above, except that the Placement Agent Warrants will have an exercise price of $1.725 per share (representing 125% of the assumed combined public offering price per share and accompanying Warrant) and a termination date that will be five (5) years from the commencement of the sales pursuant to this offering. See “Plan of Distribution” below.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax considerations arising from and relating to the acquisition, ownership and disposition of the common shares acquired pursuant to this prospectus, the exercise, disposition, and lapse of Warrants acquired pursuant to this prospectus (the “Public Warrants”), and the acquisition, ownership, and disposition of common shares received upon exercise of the Public Warrants (the “Warrant Shares”), the ownership, exercise and disposition of Pre-Funded Warrants acquired pursuant to this prospectus and the common shares received upon the exercise of the Pre-Funded Warrants. The common shares, Public Warrants, Warrant Shares and Pre-Funded Warrants may be referred to in this summary as the “securities.”

This discussion is limited to certain U.S. federal income tax considerations to beneficial owners of our securities who are initial purchasers of our common shares and Warrants pursuant to this offering and hold our securities as capital assets within the meaning of Section 1221(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion assumes that the common shares and warrants will trade separately and that any distributions made (or deemed made) by us on the common shares and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of our securities will be in U.S. dollars. This discussion is a summary only and does not consider all aspects of U.S. federal income taxation that may be relevant to the acquisition, ownership and disposition of our securities by a prospective investor in light of its particular circumstances or that is subject to special rules under the U.S. federal income tax laws, including, but not limited to:

●	banks and other financial institutions or financial services entities;

●	broker-dealers;

●	mutual funds;

●	retirement plans, individual retirement accounts or other tax-deferred accounts;

●	taxpayers that are subject to the mark-to-market tax accounting rules;

●	tax-exempt entities;

●	S-corporations, partnerships or other flow-through entities and investors therein;

●	governments or agencies or instrumentalities thereof;

●	insurance companies;

●	regulated investment companies;

●	real estate investment trusts;

●	passive foreign investment companies;

●	controlled foreign corporations;

●	qualified foreign pension funds;

●	expatriates or former long-term residents of the United States;

●	persons that actually or constructively own five percent or more of our voting shares;

●	persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation or in connection with services;

●	persons required for U.S. federal income tax purposes to conform the timing of income accruals to their financial statements under Section 451 of the Code;

●	persons subject to the alternative minimum tax;

●	persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction; or

●	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar.

The discussion below is based upon current provisions of the Code, applicable U.S. Treasury regulations promulgated under the Code (“Treasury Regulations”), judicial decisions and administrative rulings of the Internal Revenue Service (“IRS”), all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly on a retroactive basis. Any such differing interpretations or change could alter the U.S. federal income tax consequences discussed below. Furthermore, this discussion does not address any aspect of U.S. federal non-income tax laws, such as gift, estate or Medicare contribution tax laws, or state, local or non-U.S. tax laws.

We have not sought, and will not seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

As used herein, the term “U.S. Holder” means a beneficial owner of our securities that is for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (B) it has in effect a valid election under Treasury Regulations to be treated as a United States person.

This discussion does not consider the tax treatment of partnerships or other pass-through entities (including branches) or persons who hold our securities through such entities. If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our securities, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner or a partnership holding our securities, we urge you to consult your own tax advisor.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES. EACH PROSPECTIVE INVESTOR IN OUR SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-UNITED STATES TAX LAWS.

Treatment of Pre-Funded Warrants

Although it is not entirely free from doubt, applicable authority indicates that, and we intend to take the position that, the Pre-Funded Warrants should be treated as a separate class of our common shares for U.S. federal income tax purposes and a U.S. Holder of Pre-Funded Warrants should generally be taxed in the same manner as a holder of common shares except as described below. Accordingly, no gain or loss should be recognized upon the exercise of a Pre-Funded Warrant and, upon exercise, the holding period of the common shares received upon exercise of the Pre-Funded Warrant should include the holding period of the a Pre-Funded Aarrant. The tax basis of the Pre-Funded Warrant should carry over to the common shares received upon exercise, increased by the exercise price of $0.00001 per share. However, such characterization is not binding on the IRS, and the IRS may treat the Pre-Funded Warrants as warrants to acquire common shares. If so, the amount and character of a U.S. Holder’s gain with respect to an investment in Pre-Funded Warrants could change. Accordingly, each U.S. Holder should consult its own tax advisor regarding the risks associated with the acquisition of a Pre-Funded Warrant pursuant to this prospectus (including potential alternative characterizations). The balance of this discussion generally assumes that the characterization described above is respected for U.S. federal income tax purposes.

U.S. Federal Income Tax Consequences of the Acquisition of a Combination of Common Share or Pre-Funded Warrant and Public Warrant

The purchase price for each combination of a common share and a Public Warrant will be allocated between these two components in proportion to their relative fair market values at the time such securities are purchased by the U.S. Holder. This allocation of the purchase price for each such combination will establish a U.S. Holder’s initial tax basis for U.S. federal income tax purposes in the common share and a Public Warrant that comprise each such combination. For U.S. federal income tax purposes, each holder of our commons shares and Public Warrants must allocate the purchase price paid by such holder for such securities between the one of our common shares and the one Public Warrant based on the relative fair market value of each at the time of issuance. Under U.S. federal income tax law, each investor must make its own determination of such value based on all the relevant facts and circumstances. The price allocated to each common share and one Public Warrant should constitute the holder’s initial tax basis in such share and Public Warrant, respectively.

The purchase price for each combination of a Pre-Funded Warrant and a Public Warrant will be allocated between these two components in proportion to their relative fair market values at the time such securities are purchased by the U.S. Holder. For U.S. federal income tax purposes, each holder of our Pre-Funded Warrants and Public Warrants must allocate the purchase price paid by such holder for such securities between the one of our Pre-Funded Warrants and the one Public Warrant based on the relative fair market value of each at the time of issuance. Under U.S. federal income tax law, each investor must make its own determination of such value based on all the relevant facts and circumstances. The price allocated to each Pre-Funded Warrant and one Public Warrant should constitute the holder’s initial tax basis in such Pre-Funded Warrant and Public Warrant, respectively.

The foregoing treatment of our common shares, Pre-Funded Warrants and Public Warrants and a holder’s purchase price allocation are not binding on the IRS or the courts. No assurance can be given that the IRS or the courts will agree with the characterization described above or the discussion below. Accordingly, each prospective investor is urged to consult its tax advisor regarding the tax consequences of an investment in our securities. The balance of this discussion assumes that the characterization of the securities described above is respected for U.S. federal income tax purposes.

U.S. Holders

Taxation of Distributions

If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of our common shares, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our common shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the shares of our common shares and will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Our Common Shares, Pre-Funded Warrants and Public Warrants” below.

Dividends we pay to a corporate U.S. Holder generally will qualify for the dividends received deduction if certain holding period requirements are met. With certain exceptions, and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally be taxed as qualified dividend income at the preferential tax rate for long-term capital gains.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Our Common Shares, Pre-Funded Warrants and Public Warrants

A U.S. Holder generally will recognize capital gain or loss on a sale or other taxable disposition of our common shares, Pre-Funded Warrants or Public Warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such common shares, Pre-Funded Warrants or Public Warrants exceeds one year. Long-term capital gains recognized by a non-corporate U.S. holder are currently eligible to be taxed preferential rates. The deductibility of capital losses is subject to limitations.

The amount of gain or loss recognized on a sale or other taxable disposition generally will be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in our common shares or warrants so disposed of. A U.S. Holder’s adjusted tax basis in our common shares and warrants generally will equal the U.S. Holder’s acquisition cost reduced, in the case of our common shares, by any prior distributions treated as a return of capital. See “U.S. Holders—Exercise, Lapse or Redemption of a Warrant” below for a discussion regarding a U.S. Holder’s tax basis in a common shares acquired pursuant to the exercise of a warrant.

Exercise or Lapse of a Public Warrant

Except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a common share on the exercise of a warrant for cash. A U.S. Holder’s initial tax basis in a common share received upon exercise of the warrant generally will equal the sum of the U.S. Holder’s initial investment in the warrant (that is, the portion of the U.S. Holder’s purchase price that is allocated to the warrant, as described above under “—U.S. Federal Income Tax Consequences of the Acquisition of a Combination of Common Share or Pre-Funded Warrant and Public Warrant”) and the exercise price of such warrant. It is unclear whether a U.S. Holder’s holding period for a warrant share received upon exercise of the warrants will commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; in either case, the holding period will not include the period during which the U.S. Holder held the warrant. If a warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a “recapitalization” for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in our common shares received generally would equal the U.S. Holder’s tax basis in the warrants exercised therefor. If the cashless exercise were not a realization event, it is unclear whether a U.S. Holder’s holding period for our common shares will commence on the date of exercise of the warrant or the day following the date of exercise of the warrant. If the cashless exercise were treated as a recapitalization, the holding period of our common shares would include the holding period of the warrants exercised therefor.

It is also possible that a cashless exercise could be treated in whole or in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered a number of warrants having an aggregate value (as measured by the excess of the fair market value of our common shares over the exercise price of the warrants) equal to the exercise price for the total number of warrants to be exercised (i.e., the warrants underlying the number of our common shares actually received by the U.S. Holder pursuant to the cashless exercise). The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the value of the warrants deemed surrendered and the U.S. Holder’s tax basis in such warrants. Such gain or loss would be long-term or short-term, depending on the U.S. Holder’s holding period in the warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in our common shares received would equal the sum of the U.S. Holder’s tax basis in the warrants exercised and the exercise price of such warrants. It is unclear whether a U.S. Holder’s holding period for the common shares would commence on the date following the date of exercise or on the date of exercise of the warrant; in either case, the holding period would not include the period during which the U.S. Holder held the warrant.

Alternative characterizations are also possible (including as a taxable exchange of all of the warrants surrendered by the U.S. Holder for our common shares received upon exercise). Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the common shares received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Possible Constructive Distributions

Depending on the circumstances, certain adjustments to the warrants may be treated as constructive distributions. An adjustment which has the effect of preventing dilution pursuant to a bona fide reasonable adjustment formula generally is not taxable. The U.S. Holders of the warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of our common shares that would be obtained upon exercise or through a decrease to the exercise price) as a result of a taxable distribution of cash or other property to the holders of our common shares. Any such constructive distribution would generally be subject to tax as described under “U.S. Holders—Taxation of Distributions” above in the same manner as if the U.S. Holders of the warrants received a cash distribution from us equal to the fair market value of such increased interest resulting from the adjustment.

Non-U.S. Holders

This section applies to “Non-U.S. Holders.” As used herein, the term “Non-U.S. Holder” means a beneficial owner of our common shares or warrants that is not a U.S. Holder and is not a partnership or other entity classified as a partnership for U.S. federal income tax purposes, but such term generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our securities.

Taxation of Distributions

In general, any distributions (including constructive distributions) we make to a Non-U.S. Holder of shares of our common shares, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes. Provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a Non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in our common shares and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of our common shares, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Our Class A Common Stock and Warrants” below. In addition, if we determine that we are or are likely to be classified as a “United States real property holding corporation” (see “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Our Class A Common Stock and Warrants” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits, including a distribution in redemption of our common shares. See also “Non-U.S. Holders — Possible Constructive Distributions” for potential U.S. federal tax consequences with respect to constructive distributions.

Dividends that we pay to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States will not be subject to U.S. withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident, unless an applicable income tax treaty provides otherwise. A Non-U.S. Holder that is a foreign corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Exercise, Lapse or Redemption of a Warrant

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a warrant, or the lapse of a warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. Holder, as described under “U.S. Holders — Exercise, Lapse or Redemption of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described below under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Shares and Warrants.” The U.S. federal income tax treatment for a Non-U.S. Holder of a redemption of warrants for cash (or if we purchase warrants in an open market transaction) would be similar to that described below in “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Our Common Shares and Warrants.”

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Our Common Shares and Warrants

Subject to the discussion of FATCA and backup withholding below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common shares (including upon a dissolution and liquidation if we do not complete an initial business combination within the required time period) or warrants (including an expiration or redemption of our warrants), unless:

●	the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, under certain income tax treaties, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States); or

●	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held our common shares, and, in the case where shares of our common shares are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than 5% of our common shares at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for our common shares. There can be no assurance that our common shares will be treated as regularly traded on an established securities market for this purpose. These rules may be modified for Non-U.S. Holders of warrants. If we are or have been a “United States real property holding corporation” and you own warrants, you are urged to consult your own tax advisor regarding the application of these rules.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will generally be subject to tax at the applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. Holder, gain recognized by such holder on the sale, exchange or other disposition of our common shares or warrants will generally be subject to tax at applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. In addition, a buyer of our common shares or warrants from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We cannot determine whether we will be a United States real property holding corporation in the future. In general, we would be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes.

Possible Constructive Distributions

Depending on the circumstances, certain adjustments to the warrants may be treated as constructive distributions. An adjustment which has the effect of preventing dilution pursuant to a bona fide reasonable adjustment formula generally is not taxable. The Non-U.S. Holders of the warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of our common shares that would be obtained upon exercise or through a decrease to the exercise price) as a result of a taxable distribution of cash or other property to the holders of shares of our common shares. Any such constructive distribution would generally be taxed as described under “Non-U.S. Holders — Taxation of Distributions” above, in the same manner as if the Non-U.S. Holders of the warrants received a cash distribution from us equal to the fair market value of such increased interest resulting from the adjustment.

Information Reporting and Backup Withholding

Dividend payments (including constructive dividends) with respect to our common shares and proceeds from the sale, exchange or redemption of shares of our common shares or warrants may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding will not apply, however, to payments made to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. Payments made to a Non-U.S. Holder generally will not be subject to backup withholding if the Non-U.S. Holder provides certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld by timely filing the appropriate claim for refund with the IRS and furnishing any required information. All holders should consult their tax advisors regarding the application of information reporting and backup withholding to them.

FATCA Withholding Taxes

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding of 30% in certain circumstances on payments of dividends (including constructive dividends) and, subject to the proposed Treasury Regulations discussed below, on proceeds from sales or other disposition of our securities paid to “foreign financial institutions” (which is broadly defined for this purpose and includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Similarly, dividends and, subject to the proposed Treasury Regulations discussed below, proceeds from sales or other disposition in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions generally will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of the Treasury. The U.S. Department of the Treasury has proposed regulations which eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our securities. Withholding agents may rely on the proposed Treasury Regulations until final regulations are issued. Prospective investors should consult their tax advisors regarding the possible effects of FATCA on their investment in our securities.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, ESTATE, NON-U.S. AND OTHER TAX LAWS AND TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

PLAN OF DISTRIBUTION

Pursuant to an engagement agreement dated August 4, 2024 (the “Engagement Agreement”), we have engaged the Placement Agent to act as our exclusive Placement Agent to solicit offers to purchase the shares of Class B common stock, Warrants and Pre-Funded Warrants. The Placement Agent is not purchasing or selling any such securities, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of such securities, other than to use its “reasonable best efforts” to arrange for the sale of such securities by us. Therefore, we may not sell all of the shares of Class B common stock, the Warrants and the Pre-Funded Warrants being offered. The terms of this offering were subject to market conditions and negotiations between us, the Placement Agent and prospective investors. The Placement Agent will have no authority to bind us by virtue of the Engagement Agreement. This is a reasonable best efforts offering and there is no minimum offering amount required as a condition to the closing of this offering. The Placement Agent may retain sub-agents and selected dealers in connection with this offering.

Investors purchasing the securities offered hereby will have the option to execute a securities purchase agreement with us. In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers which enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract is material to larger purchasers in this offering as a means to enforce the following covenants uniquely available to them under the securities purchase agreement: (i) a covenant to not enter into variable rate financings for a period of six (6) months following the closing of the offering, subject to certain exceptions; and (ii) a covenant to not enter into any equity financings for ninety (90) days from closing of the offering, subject to certain exceptions.

The nature of the representations, warranties and covenants in the securities purchase agreements shall include:

●	standard issuer representations and warranties on matters such as organization, qualification, authorization, no conflict, no governmental filings required, current in SEC filings, no litigation, labor or other compliance issues, environmental, intellectual property and title matters and compliance with various laws such as the Foreign Corrupt Practices Act; and

●	covenants regarding matters such as registration of warrant shares, no integration with other offerings, filing of a Current Report on Form 8-K to disclose entering into the securities purchase agreements, no stockholder rights plans, no material nonpublic information, use of proceeds, indemnification of purchasers, reservation and listing of shares of Class B common stock, and no subsequent equity sales for ninety (90) days.

Delivery of the shares of the shares of Class B common stock, the Warrants and the Pre-Funded Warrants offered hereby is expected to occur on or about [          ], 2024, subject to satisfaction of certain customary closing conditions.

Fees and Expenses

We have agreed to pay the Placement Agent a total cash fee equal to 7.0% of the gross proceeds raised in this offering. We will also pay the Placement Agent $35,000 for non-accountable fees and expenses, $100,000 for the fees and expenses of the Placement Agent’s legal counsel and other out-of-pocket expenses and up to $15,950 for the Placement Agent’s clearing expenses.

Placement Agent Warrants

In addition, we have agreed to issue to the Placement Agent, or its designees, as compensation in connection with this offering, the Placement Agent Warrants to purchase up to that number of shares of our Class B common stock equal to 7% of the aggregate number of shares of Class B common stock (including the shares of Class B common stock issuable upon the exercise of the Pre-Funded Warrants ) issued in this offering at an exercise price of $1.725 per share (equal to 125% of the assumed combined public offering price per share of Class B common stock and accompanying Warrant). The Placement Agents Warrants will be exercisable upon issuance and will terminate on the five (5) year anniversary of commencement of sales in this offering. The Placement Agent Warrants are registered by the registration statement of which this prospectus is a part. The form of the Placement Agent Warrants is included as an exhibit to the registration statement of which this prospectus forms a part.

The Placement Agent Warrants provide for customary anti-dilution provisions (for stock dividends, splits and recapitalizations and the like) consistent with FINRA Rule 5110. Pursuant to FINRA Rule 5110(e), the Placement Agent Warrants and any shares issuable thereunder shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of commencement of sales of this offering, except the transfer of any security: (i) by operation of law or by reason of reorganization of the Company; (ii) to any FINRA member firm participating in the offering and the officers, partners, registered persons or affiliates thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period; (iii) if the aggregate amount of our securities held by the Placement Agent persons does not exceed 1% of the securities being offered; (iv) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund and the participating members in the aggregate do not own more than 10% of the equity in the fund; (v) the exercise or conversion of any security, if all securities remain subject to the lock-up restriction set forth above for the remainder of the time period; (vi) if we meet the registration requirements of Forms S-3, F-3 or F-10; or (vii) back to us in a transaction exempt from registration under the Securities Act.

We estimate the total expenses of this offering paid or payable by us, exclusive of the Placement Agent’s cash fee of 7% of the gross proceeds and expenses, will be approximately $385,925. After deducting the fees due to the Placement Agent and our estimated expenses in connection with this offering, we expect the net proceeds from this offering will be approximately $18 million (based on an assumed combined public offering price per share of Class B common stock and accompanying Warrant of $1.38 which was the last reported sales price of our Class B common stock on Nasdaq on August 23, 2024).

The following table shows the per share and accompanying Warrant, per Pre-Funded Warrant and accompanying Warrant and total cash fees we will pay to the Placement Agent in connection with the sale of the Class B common stock, the Warrants and the Pre-Funded Warrants pursuant to this prospectus.

	Per Class B Share and Warrant	Per Pre-Funded Warrant and Warrant	Total
Combined public offering price
Placement Agent’s fees
Proceeds to us, before expenses

Indemnification

We have agreed to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in our Engagement Agreement with the Placement Agent. We have also agreed to contribute to payments the Placement Agent may be required to make in respect of such liabilities.

In addition, we will indemnify the purchasers of securities in this offering against liabilities arising out of or relating to (i) any breach of any of the representations, warranties, covenants or agreements made by us in the securities purchase agreement or related documents or (ii) any action instituted against a purchaser by a third party (other than a third party who is affiliated with such purchaser) with respect to the securities purchase agreement or related documents and the transactions contemplated thereby, subject to certain exceptions.

Lock-up Agreements

We have agreed to a covenant to not enter into any subsequent equity sales for ninety (90) days. Each of our officers and directors have agreed to be subject to a lock-up period of sixty (60) days following the date of closing of the offering pursuant to this prospectus. This means that, during the applicable lock-up period, we and such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any of our shares of Class B common stock or any securities convertible into, or exercisable or exchangeable for, shares of Class B common stock, subject to customary exceptions. The Placement Agent may waive the terms of these lock-up agreements in its sole discretion and without notice. In addition, we have agreed to not issue any securities that are subject to a price reset based on the trading prices of our Class B common stock or upon a specified or contingent event in the future or enter into any agreement to issue securities at a future determined price for a period of six (6) months following the closing date of this offering, subject to certain exceptions. The Placement Agent may waive this prohibition in its sole discretion and without notice.

Tail

We have also agreed to pay the Placement Agent a tail fee equal to the cash and warrant compensation in this offering, if any investor, subject to certain exceptions, who was brought over-the-wall by the Placement Agent or its affiliates or had back and forth contact with the Placement Agent or its affiliates about us during the term of its engagement, provides us with capital in any public or private offering or other financing or capital raising transaction during the twelve (12) month period following expiration or termination of the Engagement Agreement, subject to certain exceptions.

Other Relationships

From time to time, the Placement Agent may provide in the future various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. However, except as disclosed in this prospectus, we have no present arrangements with the Placement Agent for any further services.

In addition, in the ordinary course of their business activities, the Placement Agent and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The Placement Agent and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Except as disclosed in this prospectus, we have no present arrangements with the Placement Agent for any further services.

Regulation M Compliance

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the sale of our securities offered hereby by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The Placement Agent will be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the Placement Agent. Under these rules and regulations, the Placement Agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

Listing and Transfer Agent

Our Class B common stock is listed on Nasdaq and trades under the symbol “RR.” The transfer agent for our Class B common stock is Continental Stock Transfer & Trust Company. There is no established public trading market for the Warrants or the Pre-Funded Warrants, and we do not plan on making an application to list the Warrants or the Pre-Funded Warrants on Nasdaq, any national securities exchange or other nationally recognized trading system. We will act as the registrar and transfer agent for the Warrants and the Pre-Funded Warrants.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by the Placement Agent, or by its affiliates. Other than this prospectus in electronic format, the information on the Placement Agent’s website and any information contained in any other website maintained by the Placement Agent is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the Placement Agent in its capacity as a Placement Agent, and should not be relied upon by investors.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this document. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of the initial registration statement, as amended, and prior to effectiveness of the registration statement, and (2) after the date of this prospectus and prior to the termination of this offering. Such information will automatically update and supersede the information contained in this prospectus and the documents listed below:

(a)	Our Annual Report on Form 10-K for the year ended September 30, 2023 filed with the SEC on January 11, 2024 (as amended by Amendment No. 1 to Annual Report on Form 10-K/A on March 27, 2024);

(b)	Our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2023, March 31, 2024 and June 30, 2024 filed with the SEC on February 14, 2024, May 15, 2024 and August 15, 2024, respectively;

(c)	Our Current Reports on Form 8-K filed with the SEC on November 22, 2023, December 29, 2023, February 21, 2024 (as amended by Current Report on Form 8-K/A on March 15, 2024), March 15, 2024, March 22, 2024 and April 23, 2024; and

(d)	The description of our Class B common stock, which is contained in the Registration Statement on Form 8-A, filed with the SEC on November 13, 2023, and including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering shall be deemed to be incorporated by reference into the prospectus. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement.

Notwithstanding the foregoing, information that we elect to furnish, but not file, or have furnished, but not filed, with the SEC in accordance with SEC rules and regulations is not incorporated into this registration statement, shall not be deemed “filed” under the Securities Act, and does not constitute a part hereof.

We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus. We will provide this information upon written or oral request at no cost to the requester. You may request this information by contacting our corporate headquarters at the following address: 4175 Cameron St Ste 1, Las Vegas, NV 89103, Attn: Zhenqiang (Michael) Huang, or by calling (866) 236-3835 or at the following email address: ir@richtechrobotics.com. We maintain a website at www.richtechrobotics.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Class B common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the Class B common stock offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete, please see the copy of the contract or document that has been filed for the complete contents of that contract or document. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The exhibits to the registration statement should be reviewed for the complete contents of these contracts and documents. A copy of the registration statement and its exhibits may be obtained from the SEC upon the payment of fees prescribed by it. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We are subject to the information and periodic and current reporting requirements of the Exchange Act, and in accordance therewith, file periodic and current reports, proxy statements and other information with the SEC. The registration statement, such periodic and current reports and other information can be obtained electronically by means of the SEC’s website at www.sec.gov.

We also maintain a website at www.richtechrobotics.com. you may access these materials at our website free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained in, or that can be accessed through, our website is not a part of, and is not incorporated into, this prospectus.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Ellenoff Grossman & Schole LLP, New York, NY. Certain legal matters will be passed upon for the Placement Agent by Haynes and Boone, LLP, New York, New York.

EXPERTS

Our audited consolidated financial statements as of September 30, 2023 and 2022 and for the two years then ended have been incorporated by reference into this prospectus and the registration statement of which it forms a part in reliance upon the report of Bush & Associates CPA, independent registered public accounting firm and upon the report of such firm given upon the authority of said firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

In the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Up to 14,492,753 Shares of Class B Common Stock

Pre-funded Warrants to Purchase up to 14,492,753 Shares of Class B Common Stock

Warrants to Purchase up to 14,492,753 Shares of Class B Common Stock

Placement Agent Warrants to Purchase up to 1,014,493 Shares of Class B Common Stock

Up to 29,999,999 Shares of Class B Common Stock Issuable Upon Exercise of the Pre-Funded Warrants, Warrants and Placement Agent Warrants

RICHTECH ROBOTICS INC.

PRELIMINARY PROSPECTUS

Rodman & Renshaw LLC

The date of this prospectus is         , 2024.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distributions

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the SEC registration fee.

SEC registration fee	$6,162.30
FINRA filing fee	$6,762.50
Accounting fees and expenses	$6,000
Legal fees and expenses	$350,000
Miscellaneous	$16,000
Total	$384,924.8

Item 14. Indemnification of Directors and Officers

The Company’s Second Amended and Restated Articles of Incorporation and Amended and Restated Bylaws limit the directors’ liability and may indemnify directors and officers to the fullest extent permitted under the NRS 78.7502-NRS 78.751.

Nevada law, NRS 78.138, provides that the Company’s directors and officers will not be personally liable to us, our stockholders or our creditors for damages for any act or omission in his or her capacity as a director or officer other than in circumstances where the director or officer breaches his or her fiduciary duty to us or our stockholders and such breach involves intentional misconduct, fraud or a knowing violation of law and the trier of fact determines that the presumption that he or she acted in good faith, on an informed basis and with a view to the interests of the corporation has been rebutted, or with respect to payment of dividends in violation of the NRS. While Nevada law allows the articles of incorporation of a corporation to provide for greater liability of the corporation’s directors and officers, our second amended and restated articles of incorporation does not provide for greater liability of our officers and directors than is provided under Nevada law.

Nevada law allows a corporation to indemnify officers and directors for actions pursuant to which a director or officer either would not be liable pursuant to the limitation of liability provisions of Nevada law or where he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests, and, in the case of an action not by or in the right of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

As permitted by Nevada law or our second amended and restated articles of incorporation, our second amended and restated bylaws (a) include provisions that eliminate the personal liability of our directors or officers for damages resulting from certain breaches of fiduciary duties as a director or officer; (b) require the Company to indemnify and hold harmless any officer or director against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, taxes, penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by the indemnitee in connection with any threatened, pending, or completed action, suit or proceeding (including, without limitation, an action, suit or proceeding by or in the right of the company), whether civil, criminal, administrative, or investigative; and (c) require us to advance expenses of the indemnitee as such expenses are incurred upon receipt of an undertaking by or on behalf of the indemnitee to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Company.

The effect of these provisions is to restrict our rights and the rights of our stockholders in derivative suits to recover damages against a director or officer for breach of fiduciary duties as a director or officer. In addition, the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or recession.

We have obtained a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers.

Item 15. Recent Sales of Unregistered Securities

During the past three years, we have issued and sold the securities described below without registering the securities under the Securities Act. None of these transactions involved any underwriters’ underwriting discounts or commissions, or any public offering. We believe that each of the following issuances to private placement investors was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering. No underwriters were involved in these issuances of securities.

On September 1, 2021, Richtech Creative Displays LLC issued 120 member units in the Company to Zhenwu (Wayne) Huang upon the conversion of a convertible promissory note. On September 1, 2021, Richtech Creative Displays LLC issued 120 member units in the Company to Zhenqiang (Michael) Huang upon the conversion of a convertible promissory note. On September 1, 2021, Richtech Creative Displays LLC issued 88 member units in the Company to Zhenwu (Wayne) upon the conversion of a convertible promissory note. On September 1, 2021, Richtech Creative Displays LLC issued 171.2 member units in the Company to Zhenwu (Wayne) Huang upon the conversion of a convertible promissory note.

Richtech Creative Displays LLC was converted to Richtech Robotics Inc in June 2022 and issued an aggregate of 10,000,000 shares of common stock in exchange for the member units of the limited liability company as illustrated below:

Name	Number of Shares	Consideration
Zhenqiang Huang	1,973,000	Exchanging 120 member units in Richtech Creative Displays LLC, a Nevada limited liability company
Zhenwu Huang	7,877,000	Exchanging 479.2 member units in Richtech Creative Displays LLC, a Nevada limited liability company
Renmeng LLC, a Nevada limited liability company	150,000	Exchanging 9.15 member units in Richtech Creative Displays LLC, a Nevada limited liability company

In October 2022, the Company effected a 4-for-1 forward stock split and concurrently designated two classes of common stock, designated as Class A common stock and Class B common stock. All of the then-outstanding shares of common stock were redesignated as shares of Class A common stock in connection with the Stock Split. In connection with the Stock Split, the Company issued to Zhengqiang Huang an aggregate of 7,892,000 shares of Class A common Stock, to Zhenwu Huang an aggregate of 31,508,000 shares of Class A common stock, and to Renmeng LLC an aggregate of 600,000 shares of Class A common stock. Immediately after the Stock Split, Renmeng LLC and the Company entered into a conversion agreement, dated as of October 21, 2022, pursuant to which Renmeng LLC converted all of its shares of Class A common stock into an equal number of shares of Class B common stock. In connection with the Renmeng Conversion, the Company issued to Renmeng LLC 600,000 shares of Class B common stock.

In December 2022, Zhenwu Huang transferred 1,200,000 shares of Class A common stock to Phil Zheng, in exchange for a payment of $30,000 from Phil Zheng. Immediately after the transfer, Phil Zheng and the Company entered into a conversion agreement, dated as of December 2, 2022, pursuant to which Phil Zheng converted all of his shares of Class A common stock into an equal number of shares of Class B common stock (the “Zheng Conversion”). As a result of the Zheng Conversion, Phil Zheng holds 1,200,000 shares of Class B common stock.

In December 2022 and January 2023, we issued the following shares of our common stock to the listed holders, in each case the consideration being services rendered:

Name of Holder	Number of Shares	Class of Common Stock	Date of Issuance
King Bliss Limited	6,153,846	Class A Common Stock	12/20/2022
Practical Excellence Limited	1,600,000	Class B common stock	12/12/2022
Robust Century Ventures Limited	1,400,000	Class B common stock	12/13/2022
Tower Luck Group Limited	1,350,000	Class B common stock	12/15/2022
Broad Elite Ventures Limited	1,800,000	Class B common stock	12/16/2022
Normanton Tech PTE. LTD.	466,000	Class B common stock	1/15/2023

On October 27, 2023, Practical Excellence Limited transferred 800,000 shares of Class B common stock to Renmeng LLC, 600,000 shares of Class B common stock to Full Champion Holdings Limited, and 200,000 shares of Class B common stock to Kenneth Chen. Also on October 27, 2023, Robust Century Ventures Limited transferred 1,400,000 shares of Class B common stock to Harmony Grace Holdings Limited. On December 26, 2023, King Bliss Limited transferred a total of 2,219,000 shares of Class A common stock to five different stockholders. On June 13, 2024, King Bliss Limited converted an aggregate of 2,200,000 shares of Class A common stock into Class B common stock on a one-for-one basis.

Convertible Notes

In November and December 2022, we issued nine promissory notes (the “Convertible Notes”) to nine investors, in an aggregate principal amount of $1,400,000, for the provision of consulting, advisory and technical support services to our Company. The Convertible Notes each bear an interest of 16% per annum and have a maturity date of 18 months after issuance. On December 17, 2022, we amended the Convertible Notes and entered into promissory note conversion agreements with each Convertible Note holder, pursuant to which the outstanding balance of principal and accrued interest of each Convertible Note were converted into an aggregate of 9,231,000 shares of Class B common stock. On June 25, 2023, each of the holders of the Convertible Notes agreed to waive any registration rights in connection with their Conversion Shares. Pursuant to the terms of the Convertible Notes, if the Company is unable to fulfill a completion of a minimum $15,000,000 initial public offering of its securities and listing of its common stock for trading on Nasdaq or other national securities exchange no later than the maturity date, each holder will have an option, exercisable for a period of 90 days after the maturity date, to sell the Conversion Shares back to the Company at an aggregate price equal to the principal amount of each Convertible Note and all interest accrued thereon, and such sale shall occur no later than ten business days after the Company’s receipt of such notice from each holder. On October 27, 2023, seven of the original holders of the Convertible Notes and the converted shares transferred their respective shares to each of seven new investors. Each of the transferees agreed to the terms of a waiver.

Pre-IPO Private Placement

In June and July 2023, we entered into share purchase agreements with twelve accredited investors for the issuance of an aggregate of 166,000 shares of Class B common stock, at $5.00 per share (the “Private Placement Shares”). Each of the investors will agree to a 180-day lock-up with respect to such shares prior to the completion of this offering. The Private Placement Shares are not subject to registration rights. The number of Private Placement Shares issued to each investor is set forth below:

Name of Holder	Number of Shares	Class of Common Stock	Date of Issuance
Thanh Chi Nguyen	100,000	Class B common stock	6/8/2023
The Jenkins Family Trust	5,000	Class B common stock	6/12/2023
Jerry L. Marti	25,000	Class B common stock	6/26/2023
Greg Meagher	5,000	Class B common stock	6/27/2023
Joseph Walker and Kimberly Spight Walker	2,000	Class B common stock	6/28/2023
The Zeno Family Trust	5,000	Class B common stock	6/28/2023
Theresa Wilson-McCray	2,000	Class B common stock	6/28/2023
Jae H. Lim, Jr.	10,000	Class B common stock	7/27/2023
Jessica M. Alexander	2,000	Class B common stock	7/28/2023
Richard On	2,500	Class B common stock	7/30/2023
Chinese Restaurant Foundation	5,000	Class B common stock	7/30/2023
Alex Pang	2,500	Class B common stock	7/30/2023

Standby Equity Purchase Agreement

On February 15, 2024, the Company entered into the Purchase Agreement with the Investor, pursuant to which the Investor has agreed to purchase up to $50 million of the Company’s shares of Class B common stock over the course of 24 months after the date of the Purchase Agreement. The price of shares to be issued under the Purchase Agreement will be 96% of the lowest VWAP of the Class B common stock for the three trading days immediately following the delivery of each Advance notice by the Company. Each issuance and sale by the Company to the Investor under the Purchase Agreement is subject to a maximum amount equal to 100% of the daily trading volume of the Class B common stock, as reported by Bloomberg L.P., during the five trading days immediately preceding an Advance notice.

With respect to each Advance, the Company has the option to notify the Investor of a MAP by specifying the amount within an Advance notice. During any trading day within a Pricing Period, two conditions will trigger an automatic reduction to the amount of the Advance by one-third: either (i) the VWAP of the Class B common stock is below the MAP specified in the Advance notice, or (ii) there is no VWAP available. On each Excluded Day, an automatic one-third reduction is applied to the specified Advance amount in the Advance notice and that day will be excluded from the Pricing Period.

Each Advance is subject to certain limitations, including that the Investor cannot purchase any shares that would result in it beneficially owning more than 4.99% of the Company’s outstanding voting power or number of shares of Class B common stock at the time of an Advance or acquiring in the aggregate under the Purchase Agreement more than 19.99% of the Company’s outstanding shares of Class B common stock as of the date of the Purchase Agreement. The Exchange Cap will not apply under certain circumstances, including, where the Company has obtained stockholder approval to issue in excess of the Exchange Cap in accordance with the rules of Nasdaq or such issuances do not require stockholder approval under Nasdaq’s “minimum price rule.”

The Purchase Agreement will terminate automatically on the earlier of February 16, 2026 or when the Investor has purchased an aggregate of $50 million of Class B common stock. The Company has the right to terminate the Purchase Agreement upon five trading days’ prior written notice to the Investor, subject to certain conditions.

In connection with and subject to the satisfaction of certain conditions set forth in the Purchase Agreement, the Investor will pre-advance to the Company up to $3,000,000 of the $50,000,000 commitment amount, with each Pre-Advance to be evidenced by a SEPA Note. The first Pre-Advance, in the principal amount of $1,000,000, was advanced February 15, 2024. The second Pre-Advance, in a principal amount of $1,000,000, was advanced on March 18, 2024. The third Pre-Advance, in the principal amount of $1,000,000, was advanced on April 15, 2024. Each SEPA Note is subject to a 4% discount on the principal amount of such SEPA Note. Repayment of the SEPA Notes commenced on May 15, 2024, with subsequent payments made monthly. As of June 30, 2024, the outstanding balance on the Notes was $2,333,000. The SEPA Notes were fully repaid in July 2024.

Each SEPA Note will accrue interest on the outstanding principal balance at the rate of 8% per annum and has a maturity date of February 15, 2025 (as may be extended at the option of the Investor). Beginning in May 2024, the Company was required to pay, on a monthly basis, one-nineth of the outstanding principal amount of each SEPA Note, together with accrued and unpaid interest, either (i) in cash or (ii) by submitting an Advance notice pursuant to the Purchase Agreement and selling the Investor shares, or any combination of (i) or (ii) as determined by the Company. The initial repayment was due 90 days after the issuance of the first SEPA Note, followed by subsequent payments due every 30 days after the previous payment. Unless otherwise agreed to by the Investor, any funds received by the Company pursuant to the Purchase Agreement for the sale of shares will first be used to satisfy any payments due under an outstanding SEPA Note.

At the election of the Investor, all or a portion of the Conversion Amount may be converted into shares of Common Stock (the “Conversion Shares”), equal to: (x) the Conversion Amount, divided by (y) the Conversion Price. “Conversion Price” is defined as (i) $6.00 per share of Class B common stock, provided however, on May 28, 2024, the Reset Date, the Conversion Price shall be adjusted (downwards only) to equal the average of the daily VWAPs for the 5 consecutive trading days immediately prior to the Reset Date, if such price is lower than the Conversion Price then in effect. The Conversion Shares are entitled to the registration rights set forth in the Purchase Agreement.

On March 14, 2024, the Company and the Investor entered into the Letter Agreement to amend the terms of each SEPA Note as follows: (i) the Company may redeem early a portion or all amounts (including principal and accrued and unpaid interest) outstanding under the SEPA Note with at least 10 trading days’ prior written notice by the Company to the Investor. The outstanding principal balance being redeemed by the Company shall be subject to a 10% cash redemption premium. After receipt of the Redemption Notice, the Investor shall have 10 trading days to elect to convert all or any portion of the SEPA Note; and (ii) the Conversion Price shall not be lower than $1.50 per share of Class B common stock.

The Company paid a subsidiary of the Investor a structuring fee in the amount of $25,000 and in April 2024, issued to the Investor 259,350 Commitment Shares as a commitment fee.  The Company and the Investor made certain representations and warranties to each other that are customary for transactions similar to this one, subject to specified exceptions and qualifications. Each of the Company and the Investor also agreed to indemnify the other.

As of August 12, 2024, we had issued 9,035,561 shares under the Purchase Agreement and the SEPA Notes (including 259,350 Commitment Shares).

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits.

Exhibit No.	Description
3.1	Second Amended and Restated Articles of Incorporation (Incorporated by reference to Exhibit 3.1 in the Company’s Current Report on Form 8-K, filed with the SEC on November 22, 2023).
3.2	Second Amended and Restated Bylaws (Incorporated by reference to Exhibit 3.3 in the Company’s Annual Report on Form 10-K for the year ended September 30, 2023, filed with the SEC on January 11, 2024).
4.1	Specimen Class B Common Stock Certificate (Incorporated by reference to Exhibit 4.1 in the Company’s Registration Statement on Form S-1/A (File No. 333-273628), filed with the SEC on November 1, 2023).
4.2	Form of Underwriter Warrant (Incorporated by reference to Exhibit 4.1 in the Company’s Current Report on Form 8-K, filed with the SEC on November 22, 2023).
4.3*	Form of Pre-Funded Warrant.
4.4*	Form of Warrant.
4.5*	Form of Placement Agent Warrant.
5.1*	Opinion of Sherman & Howard LLC.
5.2*	Opinion of Ellenoff Grossman & Schole LLP.
10.1#	Master Services Agreement, dated September 27, 2022 (Restaurant MSA) (Incorporated by reference to Exhibit 10.1 in the Company’s Registration Statement on Form S-1/A (File No. 333-273628), filed with the SEC on November 1, 2023).
10.2#	Master Professional Services Agreement, dated September 26, 2022 (Gaming MSA) (Incorporated by reference to Exhibit 10.2 in the Company’s Registration Statement on Form S-1/A (File No. 333-273628), filed with the SEC on November 1, 2023).
10.3#	Master IT Services and Products Agreement, dated January 12, 2023 (Hotel MSA) (Incorporated by reference to Exhibit 10.3 in the Company’s Registration Statement on Form S-1/A (File No. 333-273628), filed with the SEC on November 1, 2023).
10.4	Form of Invention Assignment Agreement (Incorporated by reference to Exhibit 10.4 in the Company’s Registration Statement on Form S-1/A (File No. 333-273628), filed with the SEC on November 1, 2023).
10.5	Form of Stock Purchase Agreement (Pre-IPO Private Placement) (Incorporated by reference to Exhibit 10.5 in the Company’s Registration Statement on Form S-1/A (File No. 333-273628), filed with the SEC on November 1, 2023).
10.6	2023 Equity Stock Option Plan (Incorporated by reference to Exhibit 10.6 in the Company’s Registration Statement on Form S-1/A (File No. 333-273628), filed with the SEC on November 1, 2023).
10.7	Form of Stock Option Agreement (Incorporated by reference to Exhibit 10.7 in the Company’s Registration Statement on Form S-1/A (File No. 333-273628), filed with the SEC on November 1, 2023).
10.8	Form of Stock Purchase Agreement (Incorporated by reference to Exhibit 10.8 in the Company’s Registration Statement on Form S-1/A (File No. 333-273628), filed with the SEC on November 1, 2023).
10.9	Employment Agreement between the Company and Zhenwu Huang (Incorporated by reference to Exhibit 10.9 in the Company’s Registration Statement on Form S-1/A (File No. 333-273628), filed with the SEC on November 1, 2023).
10.10	Employment Agreement between the Company and Zhenqiang Huang (Incorporated by reference to Exhibit 10.10 in the Company’s Registration Statement on Form S-1/A (File No. 333-273628), filed with the SEC on November 1, 2023).

10.11	Employment Agreement between the Company and Phil Zheng (Incorporated by reference to Exhibit 10.11 in the Company’s Registration Statement on Form S-1/A (File No. 333-273628), filed with the SEC on November 1, 2023).
10.12	Employment Agreement between the Company and Matthew Casella (Incorporated by reference to Exhibit 10.12 in the Company’s Registration Statement on Form S-1/A (File No. 333-273628), filed with the SEC on November 1, 2023).
10.13	Standby Equity Purchase Agreement, dated February 15, 2024, by and between the Company and YA II PN, Ltd. (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 21, 2024).
10.14	Form of Promissory Note (Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 21, 2024).
10.15	Financial Services Agreement, dated as of January 22, 2024, by and between the Company and Revere Securities, LLC (Incorporated by reference to Exhibit 10.15 in the Company’s Registration Statement on Form S-1 (File No. 333-278013), filed with the SEC on March 18, 2024).
10.16	Finder’s Fee Agreement, dated as of January 22, 2024, by and between the Company and Revere Securities, LLC (Incorporated by reference to Exhibit 10.16 in the Company’s Registration Statement on Form S-1 (File No. 333-278013), filed with the SEC on March 18, 2024).
10.17	Letter Agreement, dated as of March 14, 2024, by and between the Company and YA II PN, Ltd. (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 15, 2024).
10.18	Promissory Note issued to YA II PN, Ltd. dated April 15, 2024 (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 23, 2024).
10.19*	Form of Securities Purchase Agreement.
21	Subsidiaries of the Registrant (Incorporated by reference to Exhibit 21.1 in the Company’s Registration Statement on Form S-1/A (File No. 333-273628), filed with the SEC on November 1, 2023).
23.1*	Consent of Bush & Associates CPA LLC.
23.2*	Consent of Sherman & Howard LLC (included as part of Exhibit 5.1 hereto).
24.1*	Power of Attorney (included on the signature page of the initial filing of this registration statement).
107*	Filing Fee Table.

*	Filed herewith.

(b)	Financial Statement Schedules. Financial statement schedules are omitted because the required information is not applicable, not required or included in the financial statements or the SEPA Notes thereto included in the prospectus that forms a part of this registration statement.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Las Vegas, State of Nevada, on the 26th day of August, 2024.

RICHTECH ROBOTICS INC.

By:	/s/ Zhenwu Huang
Zhenwu Huang
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Zhenwu Huang his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement and any and all registration statements filed pursuant to Rule 462 under the Securities Act and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Zhenwu Huang	Chief Executive Officer and Director	August 27, 2024
Zhenwu Huang	(Principal Executive Officer)

/s/ Zhenqiang Huang	Chief Financial Officer and Director	August 27, 2024
Zhenqiang Huang	(Principal Financial and Accounting Officer)

/s/ Phil Zheng	Chief Operating Officer	August 27, 2024
Phil Zheng

/s/ Matthew Casella	President	August 27, 2024
Matthew Casella

/s/ John Shigley	Director	August 27, 2024
John Shigley

/s/ Stephen Markscheid	Director	August 27, 2024
Stephen Markscheid

/s/ Saul Factor	Director	August 27, 2024
Saul Factor